UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☑            Definitive Proxy Statement

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☐            Soliciting Material Pursuant to §240.14a-12

HENRY SCHEIN, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2022

Dear Stockholder:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Henry Schein, Inc. (the “Company” or “Henry Schein”), to be held virtually at 10:00 a.m., Eastern Daylight Time, on Wednesday, May 18, 2022. Due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our employees, directors and stockholders, we have decided not to have a physical annual meeting this year. You will be able to attend the Annual Meeting online, vote and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/HSIC2022 and entering the 16-digit control number included in our Notice Regarding the Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials).

The Annual Meeting will be held for the following purposes:

1.	to consider the election of fifteen directors of the Company for terms expiring in 2023;

2.	to consider the approval, by non-binding vote, of the 2021 compensation paid to the Company’s Named Executive Officers (as defined in the proxy statement) (commonly known as a “say-on-pay” proposal);

3.	to ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and

4.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 21, 2022 are entitled to notice of, and to vote at, the meeting or any adjournments or postponements thereof.

The Company is pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. The Company believes the rules allow it to provide its stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. Accordingly, stockholders of record at the close of business on March 21, 2022 will receive a Notice Regarding the Availability of Proxy Materials and may vote at the Annual Meeting and any adjournment or postponement of the meeting.

To assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in the Notice Regarding the Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer, or vote online during the virtual Annual Meeting.

Whether or not you expect to attend the virtual meeting online, your vote is very important. Please cast your vote regardless of the number of shares you hold. I look forward to discussing our plans for the Company’s future at the Annual Meeting.

STANLEY M. BERGMAN
Chairman and Chief Executive Officer

Melville, New York

April 6, 2022

135 DURYEA ROAD

MELVILLE, NEW YORK 11747

PROXY STATEMENT

The Board of Directors of Henry Schein, Inc. (the “Company”) has fixed the close of business on March 21, 2022 as the record date for determining the holders of the Company’s common stock, par value $0.01, entitled to notice of, and to vote at, the 2022 Annual Meeting of Stockholders (the “Annual Meeting”). As of that date, 138,047,889 shares of common stock were outstanding, each of which entitles the holder of record to one vote. The Notice of Annual Meeting, this proxy statement and the form of proxy are being made available to stockholders of record of the Company on or about April 6, 2022. A copy of our 2021 Annual Report to Stockholders is being made available with this proxy statement, but is not incorporated herein by reference.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for the election of directors (Proposal 1). A “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of votes “AGAINST.” Abstentions and broker non-votes shall not constitute votes “FOR” or votes “AGAINST” a director, and thus will have no effect on the outcome of Proposal 1. Proposals 2 and 3 each require the affirmative “FOR” vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the matter. Broker non-votes will have no effect on the outcome of Proposals 2 and 3, but abstentions will have the same effect as a vote “AGAINST” each such proposal.

We will pay all expenses of this proxy solicitation. In addition to this proxy solicitation, proxies may be solicited in person or by telephone or other means, including by our directors or employees (who we refer to as our Team Schein Members or “TSMs”) without additional compensation. We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in distributing proxy materials to the beneficial owners of shares held by such persons as stockholders of record.

If your shares of common stock are registered directly in your name with the Company’s transfer agent, you are considered, with respect to those shares, the stockholder of record. In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials to our stockholders on the Internet. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of these proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in these proxy materials. The Notice of Internet Availability also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, including a proxy card, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If you are a participant in the Company’s 401(k) Plan and own shares of the Company’s common stock in your 401(k) Plan account as of the record date, you will receive, with respect to the number of shares held for your 401(k) Plan account as of the record date, a proxy card that will serve as a voting instruction to the trustee of the 401(k) Plan with respect to shares held for your account. Unless you vote per the instructions provided therein, shares held in your 401(k) Plan account will not be voted.

This year’s Annual Meeting will be held entirely online due to the public health impact of the coronavirus outbreak (“COVID-19”) and to support the health and well-being of our TSMs, directors and stockholders. Stockholders of record as of the record date will be able to attend and participate in the Annual Meeting online by accessing www.virtualshareholdermeeting.com/HSIC2022. To join the Annual Meeting, you will need to have your 16-digit control number, which is included on your Notice Regarding the Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials). In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than May 13, 2022, so that you can be provided with a control number and gain access to the meeting. Stockholders may vote electronically and submit questions online while attending the Annual Meeting.

The live audio webcast of the Annual Meeting will begin promptly at 10:00 a.m., Eastern Daylight Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time. If you encounter any difficulties accessing the online Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the online Annual Meeting log in page at www.virtualshareholdermeeting.com/HSIC2022.

To submit questions during the meeting, stockholders may log into the virtual meeting website with their 16-digit control number, type the question into the “Submit a Question” field, and click submit. Only stockholders with a valid control number will be allowed to ask questions. Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting as time allows. If we receive substantially similar written questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional question topics. If we are unable to respond to a stockholder’s properly submitted question due to time constraints, we will respond directly to that stockholder using the contact information provided. We may also provide written responses to certain stockholder questions that we were unable to answer during the meeting on our “Investors” page on our website following the Annual Meeting.

To vote your shares at the Annual Meeting online, please visit www.virtualshareholdermeeting.com/HSIC2022 and enter the 16-digit control number included in our Notice Regarding the Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials).

Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy in advance of the Annual Meeting as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

To vote your shares without attending the Annual Meeting online or in advance of the Annual Meeting, please follow the instructions for Internet or telephone voting contained in the Notice Regarding the Availability of Proxy Materials. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting online. If you are a stockholder of record, you may vote by submitting a proxy electronically via the Internet, by telephone, or if you have requested a paper copy of these proxy materials, by returning the proxy card or voting instruction card. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Whether or not you are able to attend the virtual Annual Meeting online, you are urged to complete and return your proxy or voting instructions, which are being solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy or voting instructions when properly completed. In the event no directions are specified, such proxies and voting instructions will be voted “FOR” the nominees for election to the Board of Directors, “FOR” the say-on-pay proposal and “FOR” the ratification of BDO USA, LLP (“BDO USA”) as the Company’s independent registered public accountants for the fiscal year ending December 31, 2022 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting.

You may revoke or change your proxy or voting instructions at any time before the Annual Meeting. You may automatically revoke your proxy by attending the Annual Meeting and voting online at the meeting. Attending the Annual Meeting online without voting at such meeting will not in and of itself constitute revocation of a proxy. To revoke your voting instructions, you may also submit new voting instructions to your broker, trustee or nominee. Another means to revoke your proxy or change your proxy or voting instructions is to send a written notice via email to investor@henryschein.com before the beginning of the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors has approved the fifteen persons named below as nominees for election at the Annual Meeting to serve as directors until the 2023 Annual Meeting of Stockholders and until their successors are elected and qualified. Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election, where a “majority of the votes cast” means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Any executed proxies returned to the Company will be voted for the election of all of such persons except to the extent instructed otherwise with respect to one or more of such persons. In accordance with the Company’s director retirement policy (as described herein), Barry Alperin will retire from the Board of Directors immediately following the Annual Meeting. Additionally, on April 4, 2022, the Company announced that Gerald A. Benjamin will retire as Executive Vice President, Chief Administrative Officer of the Company, effective July 1, 2022, and will retire from the Board of Directors immediately following the Annual Meeting. All of the nominees for director currently serve as directors and were elected by the stockholders at the 2021 Annual Meeting of Stockholders to serve as a director, except for Scott Serota, who was appointed as a director by the Board of Directors on December 7, 2021, upon the recommendation of the Nominating and Governance Committee. All of the nominees have consented to be named and, if elected, to serve. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies may be voted in the discretion of the persons acting pursuant to the proxy for the election of other nominees. Set forth below is certain information, as of March 21, 2022, concerning the nominees:

Name	Age	Position
Mohamad Ali	51	Director
Stanley M. Bergman	72	Chairman, Chief Executive Officer, Director
James P. Breslawski	68	Vice Chairman, President, Director
Deborah Derby	58	Director
Joseph L. Herring	66	Director
Kurt P. Kuehn	67	Director
Philip A. Laskawy	80	Director
Anne H. Margulies	66	Director
Mark E. Mlotek	66	Executive Vice President, Chief Strategic Officer, Director
Steven Paladino	64	Executive Vice President, Chief Financial Officer, Director
Carol Raphael	79	Director
E. Dianne Rekow, DDS, Ph.D.	77	Director
Scott Serota	65	Director
Bradley T. Sheares, Ph.D.	65	Director
Reed V. Tuckson, M.D., FACP	71	Director

MOHAMAD ALI has been a director since February 2021. Mr. Ali currently serves as Chief Executive Officer of International Data Group, Inc., a technology media, events and research company, and is a member of its board of directors. Prior to that, from 2014 until July 2019, Mr. Ali served as President and Chief Executive Officer of Carbonite, Inc., a provider of SaaS security and data protection for businesses and individuals. Prior to Carbonite, Mr. Ali served as Chief Strategy Officer of HP Inc., from 2012 through 2014, where he played a pivotal role in the company’s turnaround and led the decision process to split HP into two companies. He also served as President of Avaya, Inc. from 2009 until 2012 and held various executive roles at IBM Corporation from 1996 until 2009. Mr. Ali brings to the Company’s Board of Directors extensive experience successfully growing and leading technology companies through strategic transformations. Additionally, the Board values Mr. Ali’s experience with initiatives relating to social, ethical and environmental responsibility in the global supply chain. Mr. Ali was named 2018 CEO of the Year by the Massachusetts Technology Leadership Council, and was a member of the 2018 Public Board of the Year named by the National Association of Corporate Directors, New England Chapter. He was also named one of the 100 Most Influential People in Boston by Boston Magazine in 2018, a recipient of Mass High Tech Magazine’s 2011 MHT All-Stars Awards, named one of Boston Business Journal’s “40 Under 40” in 2008, and a finalist in the 1988 Westinghouse Science Talent Search. Mr. Ali currently serves on the board of directors of Oxfam America, a global organization working to help impoverished communities, tackle climate justice, gender justice and inequities in the food chain, and provide disaster relief. Additionally, Mr. Ali currently serves as the lead director on the board of directors of iRobot Corporation (and is a member of its nominating and corporate governance committee). During the past five years, Mr. Ali served on the board of directors of Carbonite, Inc.

STANLEY M. BERGMAN has been with the Company since 1980, including as Chairman and Chief Executive Officer since 1989 and as a director since 1982. He is also a member of our Executive Management Committee. Mr. Bergman held the position of President of the Company from 1989 to 2005. Mr. Bergman held the position of Executive Vice President from 1985 to 1989 and Vice President of Finance and Administration from 1980 to 1985. Mr. Bergman brings to the Company’s Board of Directors management and leadership experience. Mr. Bergman is a well-known, highly regarded leader in the global health care industry. He has expansive knowledge of the health care industry and macro-economic global conditions, maintains strategic relationships with chief executives and other senior management in the health care industry throughout the world and brings a unique and valuable perspective to the Board of Directors. During his tenure, Mr. Bergman has led the Company from sales of approximately $600 million in 1995 to approximately $12.4 billion in 2021. Mr. Bergman serves as a board member or advisor for numerous institutions, including New York University College of Dentistry, the University of Pennsylvania School of Dental Medicine, the Columbia University Medical Center, Tel Aviv University, the University of the Witwatersrand Fund, the World Economic Forum’s Health Care Governors and the Business Council for International Understanding. Mr. Bergman is Co-Chairman of the board of directors of the Henry Schein Cares Foundation, Inc. Mr. Bergman is also a member of the boards of numerous other charitable organizations and active with philanthropic causes and social responsibility activities. Mr. Bergman is a Certified Public Accountant.

JAMES P. BRESLAWSKI has been with the Company since 1980, in his current position as Vice Chairman since 2018, President since 2005 and as a director since 1992. He is also a member of our Executive Management Committee. Mr. Breslawski held the position of Chief Executive Officer of our Global Dental Group from 2005 to 2018. He also held the position of Executive Vice President and President of U.S. Dental from 1990 to 2005, with primary responsibility for the North American Dental Group. Between 1980 and 1990, Mr. Breslawski held various positions with the Company, including Chief Financial Officer, Vice President of Finance and Administration and Corporate Controller. Mr. Breslawski partners with our senior leadership team to address corporate and strategic priorities. Mr. Breslawski brings to the Company’s Board of Directors management and leadership experience. The Board of Directors is aided by Mr. Breslawski’s understanding of the health care business and his keen business acumen, leadership ability and interpersonal skills. Mr. Breslawski has served as Chairman of the board of directors of the American Dental Trade Association, Chairman of the board of directors of the Dental Trade Alliance Foundation and President of the Dental Dealers of America. He is also a former member of the Leadership Council, School of Dental Medicine at Harvard University, a former board member of the Dental Life Network (formerly the National Foundation of Dentistry for the Handicapped), a former member of the Board of Governors for St. John’s University and a former trustee of Long Island University. Mr. Breslawski is a member of the board of directors of the Henry Schein Cares Foundation, Inc. Mr. Breslawski is also a Certified Public Accountant.

DEBORAH DERBY has been a director since February 2021. From 2016 until June 2020, Ms. Derby served as President of Horizon Group USA, Inc., a wholesaler of arts and crafts components. Prior to that, Ms. Derby had an almost 15-year career at Toys “R” Us, Inc., rising to the position of President of Babies “R” Us, and, ultimately, Vice Chairman of Toys “R” Us, Inc. Before joining Toys “R” Us, Ms. Derby was a human resources executive and practiced corporate and employment law at Whirlpool Corporation and a large law firm in Michigan. Ms. Derby brings to the Company’s Board of Directors considerable experience across a wide range of industries and markets, and particular expertise in human resources, compensation, strategy, operations and supply chain risk management. Ms. Derby currently serves on the board of directors of Carrols Restaurant Group, Inc. (and is a member of its compensation committee). During the past five years, Ms. Derby served on the board of directors of Vitamin Shoppe, Inc.

JOSEPH L. HERRING has been a director since 2016. From 2005 to 2015, Mr. Herring served as Chief Executive Officer of Covance Inc., a drug development services company, and as Chairman of the board of directors of Covance from 2006 until its acquisition by Laboratory Corporation of America, Inc. in 2015. Mr. Herring previously served in several executive roles with Covance, including President and Chief Operating Officer, President of Early Development Services and Corporate Vice President and General Manager for its North American Preclinical Operations. Prior to joining Covance, Mr. Herring held a variety of senior leadership positions with Caremark International and American Hospital Supply Corporation over the course of his 19 years with the combined companies. The Company’s Board of Directors values Mr. Herring’s more than 35 years of experience in the healthcare industry. Mr. Herring also brings to the Company’s Board of Directors comprehensive knowledge in pharmaceuticals, management, sales and corporate governance matters. Mr. Herring formerly served on the nonprofit board for University Medical Center of Princeton and on the board of the Association of Clinical Research Organizations, of which he served as Chairman.

KURT P. KUEHN has been a director since 2016. Mr. Kuehn was Chief Financial Officer of United Parcel Service, Inc. (“UPS”), a global leader in logistics, from 2008 until 2015. Prior to his appointment as CFO, Mr. Kuehn was Senior Vice President, Worldwide Sales and Marketing, leading the transformation of the sales organization to improve the global customer experience. Mr. Kuehn was UPS’ first Vice President of Investor Relations, taking the company public in 1999 in one of the largest IPOs in U.S. history. Since he joined UPS as a driver in 1977, Mr. Kuehn’s UPS career included leadership roles in sales and marketing, engineering, operations and strategic cost planning. He was also a member of UPS’ corporate sustainability steering committee, sponsored UPS’ first sustainability report and supported the sustainability activities of UPS for over 10 years. Mr. Kuehn brings to the Company’s Board of Directors extensive experience with distribution logistics, and as the CFO of UPS for eight years, comprehensive knowledge in corporate finance and accounting. Additionally, the Board of Directors values Mr. Kuehn’s insights in strategic cost planning and the needs of global customers, as well as his strategic sustainability and environmental, social and governance experience. Mr. Kuehn was awarded the 2015 E3 Lifetime Service Award for sustainability support by the Metro Atlanta Chamber and the 2013 C.K. Prahalad Award for Global Business Sustainability Leadership from the Corporate Eco Forum. Additionally, Mr. Kuehn has published several articles on sustainability in various journals including co-authoring an article on the financial case for sustainability titled “Sustainability a CFO Can Love” (published in the Harvard Business Review). Mr. Kuehn is a director of LocatorX, a private technology company. Mr. Kuehn is currently an active member of the Standards Board of the Sustainability Accounting Standards Board (SASB). During the past five years, Mr. Kuehn served as a director of NCR Corporation.

PHILIP A. LASKAWY has been a director since 2002 and has served as our Lead Director since 2012. Mr. Laskawy joined the accounting firm of Ernst & Young LLP (now known as EY LLP) in 1961 and served as a partner in the firm from 1971 to 2001, when he retired. Mr. Laskawy served in various senior management positions at Ernst & Young, including Chairman and Chief Executive Officer, to which he was appointed in 1994. He also led, and advised on, workplace policies and flexibility practices at Ernst & Young to meet the needs of a diverse workforce, with a focus on women’s retention initiatives. Mr. Laskawy currently serves as Chairman of the board of directors of Covetrus, Inc. (and is a member of its nominating and governance committee). He is also a member of the board of directors of Lazard Ltd. (and is Chairman of its audit committee and is a member of its compensation committee) and Loews Corporation (and is a member of its audit committee). As a Certified Public Accountant with over 60 years of experience, Mr. Laskawy brings to the Company’s Board of Directors extensive skills in corporate finance and accounting, corporate governance, compliance, disclosure and international business conduct. Mr. Laskawy served on the American Institute of Certified Public Accountants to review and update rules regarding auditor independence. In 2006 and 2007, he served as Chairman and Vice Chairman of the International Accounting Standards Committee Foundation, which was created by the Securities and Exchange Commission and sets accounting standards in more than 100 countries, and he served as a member of the 1999 Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees.

ANNE H. MARGULIES has been a director since 2018. Ms. Margulies was the Vice President and Chief Information Officer for Harvard University from 2010 until her retirement in May 2021. She was responsible for information technology strategy, policies and services for the university. Prior to that, she was the Assistant Secretary for Information Technology and Chief Information Officer for the Commonwealth of Massachusetts from 2007 to 2010, responsible for the strategy, policies and overall management of information technology across the state’s government. With information technology playing an increasingly important role in the Company’s business, the Board of Directors values Ms. Margulies’ more than 35 years of strategic information technology leadership and information technology expertise, including in the areas of cybersecurity policy and risk management. Ms. Margulies serves as the Board of Directors’ co-lead for the Company’s Diversity and Inclusion Council. She currently serves as a member of the board of directors of SomaLogic, Inc. (and is Chair of its compensation committee and a member of its audit committee and nominating and corporate governance committee). She is also a member of the advisory board of the Advanced Cyber Security Center, a New England-based regional organization committed to strengthening its members’ cybersecurity defenses and preparing the region’s response to large scale cyber threats. Ms. Margulies was a member of the Massachusetts Technology Collaborative Board from 2012 to 2021. In 2015, Ms. Margulies was named 2015 Boston CIO Leader of the Year by the Boston Business Journal along with the Boston CIO Leadership Association, in 2017, she was named by IDG Enterprises to the 2017 CIO Hall of Fame in CIO Magazine, and in 2019, she was awarded an honorary Doctorate in engineering from the Universitat Politecnica de Valencia.

MARK E. MLOTEK has been with the Company since 1994, in his current position as Executive Vice President and Chief Strategic Officer since 2012 and as a director since 1995. He is also a member of our Executive Management Committee. Mr. Mlotek was Senior Vice President and subsequently Executive Vice President of the Corporate Business Development Group between 2000 and 2012. Prior to that, Mr. Mlotek was Vice President, General Counsel and Secretary from 1994 to 1999. Prior to joining the Company, from 1989 to 1994, Mr. Mlotek was a partner in the law firm of Proskauer Rose LLP, the Company’s principal law firm and one of the largest firms in the nation, specializing in mergers and acquisitions, corporate reorganizations and tax law. As the Company continues to grow through strategic acquisitions, the Board of Directors values Mr. Mlotek’s extensive legal, merger and acquisition and business development experience as well as his drive for innovation and his entrepreneurial spirit. Mr. Mlotek also manages the Company’s global strategic planning function.

STEVEN PALADINO has been with the Company since 1987, in his current position as Executive Vice President and Chief Financial Officer since 2000 and as a director since 1992. He is also a member of our Executive Management Committee. Prior to holding his current position, from 1993 to 2000, Mr. Paladino was Senior Vice President and Chief Financial Officer, from 1990 to 1992, he served as Vice President and Treasurer and, from 1987 to 1990, he served as Corporate Controller. Before joining us, Mr. Paladino was employed as a Certified Public Accountant for seven years, most recently with the international accounting firm of BDO Seidman LLP (now known as BDO USA, LLP). Mr. Paladino brings to the Company’s Board of Directors extensive financial, accounting and industry expertise and a strong, credible reputation within the financial industry. Mr. Paladino’s responsibilities with the Company include the corporate oversight and strategic direction of business units as well as direct responsibility for corporate financial services. These corporate financial services include financial reporting, financial planning, treasury, investor relations, internal audit and taxation. Mr. Paladino also works with the Corporate Business Development Group on mergers and acquisition activities. Mr. Paladino’s skills in corporate finance and accounting, the depth and breadth of his exposure to complex financial issues and his long-standing relationships with the financial community are valued by the Board of Directors. Mr. Paladino is a member of the board of directors of the Henry Schein Cares Foundation, Inc. Mr. Paladino also currently serves on the board of directors of MSC Industrial

Direct Co., Inc. (and is Chair of its nominating/corporate governance committee and a member of its audit committee and compensation committee) and Covetrus, Inc. On January 5, 2022, the Company announced that Mr. Paladino will retire as Executive Vice President and Chief Financial Officer of the Company, effective April 29, 2022. Following his retirement, Mr. Paladino will continue to advise the Company by serving as a director and will be eligible to receive non-employee director compensation.

CAROL RAPHAEL has been a director since 2012. Ms. Raphael currently serves as a Senior Advisor for Manatt Health Solutions, the interdisciplinary policy and business advisory division of Manatt, Phelps & Phillips, L.L.P., a leading law firm in the United States. Ms. Raphael served as the President and Chief Executive Officer of the Visiting Nurse Service of New York from 1989 to 2011. Prior to the Visiting Nurse Service of New York, Ms. Raphael held executive positions at Mt. Sinai Medical Center and in New York City government. Ms. Raphael served on the Federal Bipartisan Commission on Long Term Care, the Medicare Payment Advisory Commission (MedPAC), the New York State Medicaid Redesign Team and was an Advanced Leadership Fellow at Harvard University. She is the Chair of the board of the Long Term Quality Alliance and a director emeritus of the New York eHealth Collaborative, which is implementing a statewide, standardized platform for the exchange of health information. She also was the Chair of the national AARP board and co-chaired the West Health Advisory Council on Emergency Department to Home-Based Healthcare. As a nationally recognized industry leader, Ms. Raphael brings to the Company’s Board of Directors extensive knowledge and experience in health policy, economics, management, clinical services, home healthcare, occupational health and safety and new models of integrated care (particularly for chronically ill and long term care populations). Ms. Raphael’s strategic insights into the health care needs of an aging population and her invaluable experience advancing the adoption of health information technology is valued by the Company, especially in connection with its strategic plan for growth and innovative solutions. Ms. Raphael currently serves on several non-profit boards including: the Primary Care Development Corporation; the Medicare Rights Center; the SCAN Foundation; the Commonwealth Care Alliance; and the Kaiser Permanente School of Medicine. Ms. Raphael is also a member of several advisory boards, including the Harvard T.H. Chan School of Public Health’s Policy and Management Executive Council, the New York City Age-Friendly Commission, the New York State Quality Advisory Committee and Honor Technology, Inc.’s Advisory Board. Ms. Raphael co-edited the book “Home Based Care for a New Century,” was a Visiting Fellow at the King’s Fund in the United Kingdom and was listed in Crain’s New York Business 50 Most Powerful Women in 2009. Ms. Raphael is currently a member of The RAND Corporation’s RAND Health Advisory Board.

E. DIANNE REKOW, DDS, PH.D. has been a director since 2014. Dr. Rekow is a professor emeritus and fellow at King’s College London, where she previously served as Executive Dean of its Dental Institute and Professor of Orthodontics (from 2012 through 2016). From 2002 to 2012, Dr. Rekow was a Professor of Orthodontics at New York University (NYU), during which time she was Senior Vice Provost of Engineering Technology at NYU from 2008 to 2012 and was Provost of Polytechnic Institute of NYU from 2009 to 2012. Dr. Rekow has been President of both the International Association for Dental Research and the American Association of Dental Research. In 2012, she was elected to the Faculty of Dental Surgery of the Royal College of Surgeons (England). Dr. Rekow is an internationally known authority on the performance of new materials and products for use in aesthetic and restorative dentistry and was one of the early pioneers in digital dentistry, capitalizing on her engineering education and industry experience. Dr. Rekow’s team has also carried out research into the use of bio-engineered tissue to facilitate bone replacement in people who have been disfigured by disease or developmental defects. Dr. Rekow holds a number of patents in the dental field and is the author of, or contributor to, more than one hundred publications. Dr. Rekow brings to the Company’s Board of Directors extensive experience in health and safety for those in the dental workplace, dental product development and knowledge of innovative clinical dental practices. Additionally, the Board of Directors values Dr. Rekow’s insights into the needs of future dental practitioners and the global dental industry.

SCOTT SEROTA has been a director since December 2021. Mr. Serota was President and Chief Executive Officer of Blue Cross Blue Shield Association (BCBSA), a national federation of 35 independent, community-based, and locally operated Blue Cross Blue Shield companies, from 1996 until January 2021. Prior to joining BCBSA, Mr. Serota was President and Chief Executive Officer of Chicago-based Rush Prudential Health Plans, where he led the integration of Rush-Presbyterian-St. Luke’s Medical Center Health Plans and The Prudential. Earlier in his career, Mr. Serota also created and led Physicians Preferred Health Inc., a Missouri-based physician-hospital organization, and served as an administrator at Hillcrest Medical Center in Tulsa, Oklahoma. Mr. Serota brings to the Company’s Board of Directors considerable expertise in health care insurance and public policy. Additionally, the Board values Mr. Serota’s decades-long system development and business strategy experience. His public policy activity includes having served on the Policy Committee of the White House Conference on Aging under President George W. Bush, and as a charter member of the American Health Information Community, a federally chartered commission formed to advance health information, also by the appointment of President Bush. Mr. Serota is currently an executive advisor for Castlight Health, Inc., a leader in healthcare navigation, and an advisor for Alma, a membership-based network for mental health care providers to build and scale their practices. He currently serves on the board of directors of Itamar Medical Ltd., a leading medical device and digital health company focused on the integration of sleep apnea management into the cardiac patient care pathway, is Board Chair of the Board of Trustees of the Brain Research Foundation, and is an advisory board member of Paragon Biosciences, LLC. Mr. Serota is also a member of the Advisory Board for the Schaeffer Center at the University of Southern California and previously served on the CEO Advisory Board for Building a Healthier Chicago.

BRADLEY T. SHEARES, PH.D. has been a director since 2010. Dr. Sheares served as Chief Executive Officer of Reliant Pharmaceuticals, Inc., from January 2007 through its acquisition by GlaxoSmithKline plc in December 2007. Prior to joining Reliant, from 2001 until 2006, Dr. Sheares served as President of U.S. Human Health for Merck & Co. As a member of Merck’s management committee, Dr. Sheares had responsibility for formulating global business strategies, operations management and the development and implementation of corporate policies. As the former Chief Executive Officer of Reliant Pharmaceuticals and with 20 years in the pharmaceutical industry, Dr. Sheares brings to the Company’s Board of Directors extensive health care knowledge and experience in sales, marketing, brand management, research and development, complex regulatory and legal issues, risk management (including supply chain risk management) and mergers and acquisitions. As a director of other public companies, Dr. Sheares has been involved in succession planning, compensation, employee management and the evaluation of acquisition opportunities. During the past five years, Dr. Sheares served as a director of Honeywell International, Inc. and The Progressive Corporation.

REED V. TUCKSON, M.D., FACP has been a director since May 2021. Since 2014, Dr. Tuckson has served as Managing Director of Tuckson Health Connections, LLC, a private health and medical care consulting business. He is also the Founder and Convener of the Black Coalition Against COVID-19. Prior to Tuckson Health Connections, Dr. Tuckson enjoyed a long tenure as Executive Vice President and Chief of Medical Affairs of United Health Group from 2006 until 2014. Dr. Tuckson previously served as Senior Vice President, Professional Standards of the American Medical Association, Commissioner of Public Health for the District of Columbia, Senior Vice President of the March of Dimes Birth Defects Foundation and President of the Charles R. Drew University of Medicine and Science. Additionally, he has been appointed to leadership roles at the National Academy of Medicine, and has been a member of numerous federal advisory committees and corporate, non-profit and academic boards, including his current service on the board of trustees of Howard University, where he serves as Chair of the Health Sciences Committee. The Board values Dr. Tuckson’s more than 35 years of experience as a healthcare professional, his recognition as a leader in his field and his engagement in nearly every sector of the health and medical care industries. Dr. Tuckson serves as the Board of Directors’ co-lead for the Company’s Diversity and Inclusion Council. Dr. Tuckson was recognized several times as one of the “50 Most Influential Physician Executives” by Modern Healthcare Magazine, named as one of the “100 Most Powerful Executives in Corporate America” by Black Enterprise Magazine in 2009, and as “Washingtonian of the Year” by Washingtonian Magazine in 1998. He is also the author of “The Doctor in the Mirror,” an ongoing book and online senior patient activation and education project. Dr. Tuckson currently serves on the board of directors of CTI BioPharma Corp., a corporation concerned with the development of cancer pharmaceuticals (and is Chair of its nominating and governance committee and a member of its audit committee). He also serves on the board of directors of Adverum Biotechnologies, Inc., a clinical-stage gene therapy company targeting unmet medical needs in ocular and rare diseases. During the past five years, Dr. Tuckson served as a director of LifePoint Health, Inc.

Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election, where a “majority of the votes cast” means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

Board of Directors Meetings and Committees

During the fiscal year ended December 25, 2021 (“fiscal 2021”), the Board of Directors held six meetings. The Board of Directors has the following committees: Audit Committee; Compensation Committee; Nominating and Governance Committee; Regulatory, Compliance and Cybersecurity Committee and Strategic Advisory Committee. During fiscal 2021, (i) the Audit Committee held four meetings, (ii) the Compensation Committee held 11 meetings, (iii) the Nominating and Governance Committee held two meetings, (iv) the Regulatory, Compliance and Cybersecurity Committee held four meetings and (v) the Strategic Advisory Committee held five meetings. During fiscal 2021, each director attended 100% of the meetings of the Board of Directors and at least 75% of the meetings of the Board of Directors and committees on which such directors served, in each case during the term for which the director served. Each of the committees of the Board of Directors acts pursuant to a separate written charter adopted by the Board of Directors.

Independent Directors

The Board of Directors has affirmatively determined that Messrs. Ali, Alperin, Brons (former director), Herring, Kuehn, Laskawy and Serota, Mses. Derby, Goodman (former director), Margulies and Raphael and Drs. Rekow, Sheares and Tuckson are “independent,” as defined under Rule 5605(a)(2) of The Nasdaq Stock Market (“Nasdaq”).

The Company’s independent directors, as defined under Nasdaq’s Rule 5605(a)(2), meet at regularly scheduled executive sessions without members of Company management present.

Audit Committee

The Audit Committee currently consists of Messrs. Kuehn (Chairperson), Alperin and Laskawy and Ms. Margulies. All of the members of the Audit Committee are independent directors as defined under Nasdaq’s Rules 5605(a)(2) and 5605(c)(2)(A). The Board of Directors has determined that each of Messrs. Kuehn, Alperin and Laskawy is an “audit committee financial expert,” as defined under the rules of the SEC and, as such, each satisfy the requirements of Nasdaq’s Rule 5605(c)(2)(A). The Audit Committee operates under a charter available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption.

The purpose of the Audit Committee is to assist the Board of Directors by overseeing the Company’s accounting and financial reporting processes and the audits and integrity of the Company’s financial statements. In addition to overseeing those aspects of risk management and legal and regulatory compliance monitoring processes which may impact the Company’s financial reporting (including financial accounting and reporting risks, as well as cybersecurity risks which may impact the Company’s financial reporting), the Audit Committee reviews conflict of interest and related party transactions. The Audit Committee oversees (i) our accounting and financial reporting processes, (ii) our audits and (iii) the integrity of our financial statements on behalf of the Board of Directors, including the review of our consolidated financial statements and the adequacy of our internal controls. In fulfilling its responsibility, the Audit Committee has direct and sole responsibility, subject to stockholder approval, for the appointment, compensation, oversight and termination of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. The Audit Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the committee in carrying out its responsibilities. The Audit Committee meets at least four times each year and periodically meets separately with management, internal auditors and the independent registered public accounting firm to discuss the results of their audit or review of the Company’s consolidated financial statements, their evaluation of our internal controls, the overall quality of the Company’s financial reporting, our critical accounting policies and to review and approve any related party transactions (as defined by applicable regulations). We maintain procedures for the receipt, retention and the handling of complaints, which the Audit Committee established.

Compensation Committee

The Compensation Committee currently consists of Ms. Derby (Chairperson), Messrs. Alperin and Herring and Dr. Sheares. All of the members of the Compensation Committee are independent directors as defined under Nasdaq’s Rules 5605(a)(2) and 5605(d)(2)(A), and “non-employee directors” as defined under the SEC’s rules. The Compensation Committee operates under a charter available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption.

The purpose of the Compensation Committee is to evaluate and approve the Company’s compensation and benefit plans, policies and programs. The Compensation Committee reviews and approves (i) all incentive and equity-based compensation plans in which officers, employees, directors or other service providers may participate, (ii) the Company’s employee and executive benefits plans, and all related policies, programs and practices and (iii) arrangements with executive officers relating to their employment relationships with the Company, including, without limitation, employment agreements, severance agreements, supplemental pension or savings arrangements, change in control agreements and restrictive covenants. In addition, the Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation and benefit plans, policies and programs. The Compensation Committee is also responsible, as delegated by the Board of Directors, for reviewing and approving the compensation philosophy, strategy, program design, and administrative practices to align with, and support the Company’s operating and financial objectives and the financial interests of the Company’s stockholders. The Compensation Committee also plays a role (in coordination with the Nominating and Governance Committee) in environmental, social and governance (“ESG”) matters related to human capital management and executive compensation. In 2020 and 2021, the Compensation Committee oversaw critical human capital management issues posed by the COVID-19 pandemic, including, without limitation, reviewing the appropriateness of changes to the Company’s compensation programs to determine performance incentive payouts.

Use of Outside Advisors

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of an independent compensation consultant, Pearl Meyer & Partners (“Pearl Meyer”). Pearl Meyer has also assisted the Compensation Committee with several special projects, including advice on director compensation and, in each of fiscal 2020 and fiscal 2021, the structure of the Company’s compensation programs in light of the COVID-19 pandemic. Pearl Meyer does no other work for the Company.

The Compensation Committee retains Pearl Meyer directly, and Pearl Meyer reports directly to the Compensation Committee. However, in carrying out its assignments and during the course of providing services to the Compensation Committee, Pearl Meyer may interact with Company management when necessary and appropriate in order to obtain relevant compensation and performance data for the executives and the Company. In addition, Pearl Meyer may seek input and feedback from Company management regarding Pearl Meyer’s work product and analysis prior to presenting such information to the Compensation Committee in order to confirm Pearl Meyer’s understanding of the Company’s business strategy or identify data questions or other similar issues, if any.

The Compensation Committee, with the assistance and independent advice from Pearl Meyer, annually reviews competitive compensation data prepared by Willis Towers Watson, a professional services/human resources consulting company which provides a number of services to the Company.

The Compensation Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the committee in carrying out its responsibilities.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Messrs. Laskawy (Chairperson) and Alperin, Ms. Derby and Dr. Sheares. All of the members of the Nominating and Governance Committee are independent directors as defined under Nasdaq’s Rule 5605(a)(2). The Nominating and Governance Committee operates under a charter available on the Company’s Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption.

The purpose of the Nominating and Governance Committee is to assist the Board of Directors by identifying individuals qualified to become Board of Directors members, recommend to the Board of Directors the persons to be nominated by the Board of Directors for election as directors at the annual meeting of stockholders, determine the criteria for selecting new directors and oversee the evaluation of the Board of Directors. The Nominating and Governance Committee reviews and reassesses our governance procedures and practices and recommends any proposed changes to the Board of Directors for its consideration. The Nominating and Governance Committee also reviews and assesses the structure and performance of the Company’s ESG activities to advance the interests of the Company’s stakeholders. While the responsibility to review and assess the overall structure and performance of the Company’s ESG programs is within the purview of the Nominating and Governance Committee, the Nominating and Governance Committee coordinates with the Compensation Committee on ESG matters related to human capital management and executive compensation. The management of ESG and sustainability matters is supported by the Sustainability Committee, a cross-functional team of senior management that reviews the Company’s progress regularly. The Company’s Vice President of Corporate Social Responsibility (“CSR”), with the assistance of the Sustainability Committee, coordinates the Company-wide ESG activities and reports progress to the Nominating and Governance Committee. These matters include policies, targets and external reporting, as well as activities linked to the Company’s climate response such as greenhouse gas emissions and energy consumption, environmental leadership, supply chain sustainability (including collaboration with the Company’s strategic suppliers to jointly reduce the footprint of the supply chain), community resilience and the safety, diversity and engagement of Team Schein Members. ESG and sustainability matters are reported to the Board of Directors on at least an annual basis. Additionally, the Company has published a Corporate Social Responsibility Report annually since 2014. We are preparing our 2021 Corporate Social Responsibility and Sustainability Report (to be issued in fiscal 2022) according to the Global Reporting Initiative and Sustainability Accounting Standards Board reporting standards and are preparing to issue our first Taskforce for Climate-related Financial Disclosures report alongside our 2021 Corporate Social Responsibility and Sustainability Report.

The Nominating and Governance Committee will consider for nomination to the Board of Directors candidates suggested by stockholders, provided that such recommendations are delivered to the Company in the manner described under “Stockholder Communications” below, together with the information required to be filed in a proxy statement with the SEC regarding director nominees and each such nominee’s consent to serve as a director if elected, no later than the deadline for submission of stockholder proposals. Our policy is to consider nominations to the Board of Directors from stockholders who comply with the procedures set forth in the Company’s Third Amended and Restated By-laws for nominations at the Company’s annual meeting of stockholders and to consider such nominations using the same criteria it applies to evaluate nominees recommended by other sources. To date, we have not received any recommendations from stockholders requesting that the Nominating and Governance Committee consider a candidate for inclusion among the committee’s slate of nominees in the Company’s proxy statement.

In evaluating director nominees, the Nominating and Governance Committee currently considers the following factors:

•	the needs of the Company with respect to the particular talents, expertise and diversity of its directors;

•

the knowledge, skills, reputation and experience of nominees, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	familiarity with businesses similar or analogous to the Company;

•	experience with accounting rules and practices, and corporate governance principles; and

•	experience and expertise related to economic, environmental and social matters.

The Nominating and Governance Committee, in accordance with its charter, seeks to create a Board of Directors that is strong in its collective knowledge and has a diversity of not only skills and experience, but also diversity in gender, race, ethnicity, culture and geography. The Nominating and Governance Committee assesses the effectiveness of its diversity and other policies by annually reviewing the nominees for director to the Company’s Board of Directors to determine if such nominees satisfy the Company’s then-current needs. The Nominating and Governance Committee may also consider such other factors that it deems are in the best interests of the Company and its stockholders. The Nominating and Governance Committee determined that the nominees for election at the Annual Meeting to serve as directors satisfy the Company’s current needs as well as applicable regulatory requirements.

The Nominating and Governance Committee identifies nominees by evaluating the current members of the Board of Directors willing and eligible to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing and eligible to continue in service are considered for a recommendation to re-nominate, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or if the Nominating and Governance Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating and Governance Committee considers the composition of the Board of Directors, and, if applicable, may identify the desired skills and experience of a new nominee, and discuss with the Board of Directors suggestions as to individuals that meet the criteria. In addition, the Nominating and Governance Committee has the authority to retain third party search firms to evaluate or assist in identifying or evaluating potential nominees.

With the goal of increasing the effectiveness of the Board of Directors and its relationship to management, the Nominating and Governance Committee evaluates the performance of the Board of Directors as a whole. The evaluation process, which occurs at least annually, includes a survey of the individual views of all directors, which are then shared with the full Board of Directors. In addition, each of the committees of the Board of Directors performs a similar annual self-evaluation.

Regulatory, Compliance and Cybersecurity Committee

The Regulatory, Compliance and Cybersecurity Committee currently consists of Messrs. Herring (Chairperson) and Kuehn and Mses. Margulies and Raphael. All of the current members of the Regulatory, Compliance and Cybersecurity Committee are independent directors as defined under Nasdaq’s Rule 5605(a)(2). The Regulatory, Compliance and Cybersecurity Committee operates under a charter available on the Company’s Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption.

The purpose of the Regulatory, Compliance and Cybersecurity Committee is to assist the Board of Directors by providing guidance to, and oversight of, the Company’s senior management responsible for assessing and managing Company-wide regulatory, corporate compliance and cybersecurity risk management programs. The primary responsibilities of the Regulatory, Compliance and

Cybersecurity Committee are to (i) serve as a sounding board for the strategic decisions, issues, challenges and opportunities relating thereto, (ii) provide expertise to guide assessment and monitoring of Company-wide regulatory, corporate compliance and cybersecurity risk management budgeting, spending and capital investment, (iii) monitor progress and status of the Company’s regulatory, corporate compliance and cybersecurity risk management programs, (iv) review and evaluate major regulatory, corporate compliance and cybersecurity risk management initiatives to identify emerging and future opportunities for synergy or to leverage regulatory, corporate compliance and cybersecurity risk management investments more effectively and cost efficiently, (v) report to the Audit Committee on regulatory, corporate compliance and cybersecurity risk management matters reviewed by the Regulatory, Compliance and Cybersecurity Committee that may impact the Company’s financial reporting and (vi) be generally available to, and communicate with, the Company’s senior management, and to inform the Board of Directors in the areas described above.

Strategic Advisory Committee

The Strategic Advisory Committee currently consists of Drs. Sheares (Chairperson), Rekow and Tuckson, Messrs. Ali, Herring and Serota and Ms. Raphael. All of the current members of the Strategic Advisory Committee are independent directors as defined under Nasdaq’s Rule 5605(a)(2). The Strategic Advisory Committee operates under a charter available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption.

The purpose of the Strategic Advisory Committee is to provide advice to the Board of Directors and to our management regarding the monitoring and implementation of our corporate strategic plan, as well as general strategic planning.

Board of Directors’ Leadership Structure

Since 1989, the Company has employed a traditional board leadership model, with our Chief Executive Officer also serving as Chairman of our Board of Directors. We believe this traditional leadership structure benefits our Company. A combined Chairman/CEO role helps provide strong, unified leadership for our management team and Board of Directors. Our customers, stockholders, suppliers and other business partners have always viewed our Chairman/CEO as a visionary leader in our industry, and we believe that having a single leader for the Company is good for our business.

We also believe that strong, independent Board of Director leadership is a critical aspect of effective corporate governance. Accordingly, in 2012, the Board of Directors amended the Company’s Corporate Governance Guidelines and designated Mr. Laskawy to serve as Lead Director. As specified in our Corporate Governance Guidelines the role and duties of the Lead Director include:

•	presiding at all executive sessions of the independent directors and calling meetings of the independent directors;

•	acting as a liaison among the members of the Board of Directors, Chief Executive Officer and management;

•	coordinating information sent to the Board of Directors;

•	coordinating meeting agendas and schedules for the Board of Directors to assure that there is sufficient time for discussion of all agenda items;

•	conferring with the Chief Executive Officer, as appropriate; and

•	being available for consultation with our stockholders, as appropriate.

(See “Corporate Governance Guidelines” set forth below.)

We believe that a single leader serving as Chairman and Chief Executive Officer, together with an experienced Lead Director, is the best governance model for our Company and our stockholders.

Our Board of Directors’ committees, each with a separate Chairperson, are the: Audit Committee; Compensation Committee; Nominating and Governance Committee; Regulatory, Compliance and Cybersecurity Committee and Strategic Advisory Committee. Each of the Audit Committee, Compensation Committee and Nominating and Governance Committee is comprised solely of independent directors, and each of the Regulatory, Compliance and Cybersecurity Committee and Strategic Advisory Committee is currently comprised solely of independent directors.

Our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. The atmosphere of our Board of Directors is collegial, all members are well engaged in their responsibilities, and all members express their views and consider the opinions expressed by other directors. We do not believe that appointing an independent Board Chairman would improve the performance of the Board of Directors.

The Board of Directors is responsible for selecting the Chairman/CEO. The Chairman/CEO establishes the agenda for each meeting of the Board of Directors (in coordination with the Chairperson of the Nominating and Governance Committee/Lead Director) and presides at Board of Directors’ and stockholders’ meetings. The Chairperson of the Nominating and Governance Committee/Lead Director takes input from the other independent directors when setting the agenda for the independent sessions.

On an annual basis, as part of our governance review and succession planning, the Nominating and Governance Committee evaluates our leadership structure to ensure that it remains the optimal structure for our Company and our stockholders. We recognize that different board of directors’ leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. We believe our current leadership structure—where our Chief Executive Officer serves as Chairman of the Board of Directors, our Board of Directors is comprised of experienced independent directors, including a Lead Director, our Board of Directors’ committees are comprised solely of independent directors and our independent directors hold regular meetings in executive session—is most appropriate and remains the optimal structure for our Company and our stockholders and has contributed to our Company’s compounded growth rates for sales and net income since becoming a public company in 1995.

Board of Directors’ Role in Oversight of Risk

Risk oversight is provided by a combination of our full Board of Directors and by the Board of Directors’ committees. As part of its oversight, our Board of Directors and its committees meet regularly to discuss the strategic direction and the issues and opportunities facing our Company, including the COVID-19 pandemic. Specifically regarding COVID-19, our Board of Directors has been actively overseeing our Company’s response, including receiving regular updates from and having discussions with senior management. The Board of Directors’ review and discussions around this ongoing crisis span a broad range of matters, including, among other things, protecting the health and safety of our TSMs, supporting our TSMs, evaluating the impact of the pandemic on strategy, operations, liquidity and financial matters, interruptions in the healthcare industry, limited supply of personal protective equipment needed by healthcare practitioners, minimizing supply chain disruption, interruptions in the financial markets, and monitoring continued compliance with applicable laws.

The Audit Committee takes the lead risk oversight role, focusing primarily on risk management related to monitoring and controlling the Company’s financial risks (i.e., overseeing those aspects of risk management and legal and regulatory compliance monitoring processes which may impact the Company’s financial reporting, including financial accounting and reporting risks, as well as cybersecurity risks). The Compensation Committee focuses primarily on human capital matters such as executive compensation plans and executive agreements and evaluates whether the Company’s compensation policies and practices for its executive officers and other employees of the Company create risks that are reasonably likely to have a material adverse effect on the Company. The Nominating and Governance Committee focuses primarily on succession planning, director nomination criteria and candidate identification, as well as on evaluation of our corporate governance procedures and practices including performance evaluation of our Board of Directors and executive management. The Nominating and Governance Committee also reviews and assesses the Company’s response to climate risk, and other relevant strategic sustainability risks facing our operations, supply chains, and communities. This includes the Company’s disclosure of climate risk in CDP and other transparency initiatives, setting the foundation for introducing Science Based Targets and preparing to report against the recommendations of the Task Force on Climate-related Financial Disclosures. The Regulatory, Compliance and Cybersecurity Committee focuses primarily on risks related to regulatory, corporate compliance and cybersecurity matters. The Strategic Advisory Committee focuses primarily on the Company’s strategic and business development plans including the risks associated with those plans.

The Company’s Executive Management Committee is responsible for oversight and active management of material risks to the Company (including, without limitation, strategic, development, business, operational, human, sustainability, financial and regulatory risks) as an integral part of the Company’s business planning, succession planning and management processes. Members of the management team provide periodic reports to the Audit Committee, Compensation Committee, the Regulatory, Compliance and Cybersecurity Committee and Strategic Advisory Committee on select risk management topics and the Chairperson of each respective committee reports, as appropriate, on these topics to the full Board of Directors.

The Company’s management has a longstanding commitment to employing and imbedding sound risk management practices and disciplines into its business planning and management processes throughout the Company to better enable achievement of the Company’s strategic, business, operational, financial, sustainability and compliance objectives as well as to achieve and maintain a competitive advantage in the marketplace.

Board Diversity and Skills

Our Board brings a diversity of perspectives, backgrounds and skills to the boardroom, reflecting the diversity of our customers, investors, suppliers and TSMs, and enabling the diversity of thought that we believe is necessary to advance the needs of the business and our stakeholders in an evolving societal, environmental and operational context. The COVID-19 pandemic is an example of an unprecedented critical risk that required an agile and strong response, made possible in part by the range, diversity and strength of skills and experiences that the Board represents. (See the biographical information under Proposal 1 for specific information about the skills of each director, and the Board Diversity Matrix below for details regarding the diversity of the members of our Board of Directors.)

Board Diversity Matrix (as of April 6, 2022)
Board Size:
Total Number of Directors		17
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender:
Directors	4	12	0	1
Number of Directors who identify in any of the categories below:
African American or Black	0	2	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	4	8	0	0
Two or More Races or Ethnicities	0	1	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	1

Environment, Social and Governance

Our philosophy of “doing well, by doing good” has long been part of the Company’s DNA through our stakeholder engagement model, which we call our “Mosaic of Success.” Through this foundation built over three decades ago, we continue to drive our sustainability and ESG efforts to foster a healthier planet and healthier people. Overseen by the Nominating and Governance Committee of our Board of Directors, key sustainability and ESG developments in 2021 included our continued efforts to safeguard the health and safety of our TSMs, ensure the continuity of our operations and supply chain resiliency to support our customers and support our communities during the COVID-19 pandemic. In particular, the Company advocated for the increased leveraging of physicians and dentists in partnership with community-based organizations in the administration of the COVID-19 vaccine and partnered with the U.S. Department of Health and Human Services in supporting the Strategic National Stockpile to strengthen pandemic preparedness and response. Other 2021 ESG highlights included: (i) further strengthening our ESG reporting and transparency by preparing our 2021 Corporate Social Responsibility and Sustainability Report (to be issued during fiscal 2022) according to the Global Reporting Initiative and Sustainability Accounting Standards Board reporting standards; (ii) committing to the Business Ambition for 1.5°C initiative in order to build a pathway towards net zero by 2050 with science-based targets by the Science-Based Targets initiative (SBTi); (iii) preparing to issue our first Taskforce for Climate-related Financial Disclosures report alongside our 2021 Corporate Social Responsibility and Sustainability Report; (iv) implementing initiatives and programming for advancing health equity efforts to promote access to care for underserved and underrepresented communities, building a pipeline for the next generation of diverse health care professionals and increasing awareness of health equity needs globally; (v) refreshing our pay equity analysis across the U.S., which reviews compensation across gender and ethnic groups; (vi) enhancing our Diversity and Inclusion (“D&I”) learning journey, such as by educating global managers on key D&I topics including unconscious bias, leading inclusively, privilege and equity, as well as educating our global TSMs on the importance of D&I and (vii) expanding our Team Schein Values to expressly include a D&I-related value on belonging for all.

Stockholder Communications

Stockholders who wish to communicate with the Board of Directors may do so by emailing investor@henryschein.com. The Company will receive the correspondence and forward it to the Chairperson of the Nominating and Governance Committee/Lead Director or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business or is similarly inappropriate.

Our policy is to encourage the members of our Board of Directors to attend the annual meeting of stockholders, and all of the directors attended the 2021 Annual Meeting of Stockholders.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption. Our Corporate Governance Guidelines address topics such as (i) role of the Board of Directors, (ii) director responsibilities, (iii) Board of Directors’ composition, (iv) definition of independence, (v) lead director, (vi) committees, (vii) selection of Board of Directors nominees, (viii) orientation and continuing education of directors, (ix) executive sessions of independent directors, (x) management development and succession planning, (xi) Board of Directors’ compensation, (xii) attendance of directors at the annual meeting of stockholders, (xiii) Board of Directors access to management and independent advisors, (xiv) annual evaluation of Board of Directors and committees, (xv) submission of director resignations and (xvi) communications with the Board of Directors.

Among other things, the Company’s Corporate Governance Guidelines provide that it is the Board of Directors’ policy to periodically review issues related to the selection and performance of the Chief Executive Officer. At least annually, the Chief Executive Officer must report to the Board of Directors on the Company’s program for management development and on succession planning. In addition, the Board of Directors and Chief Executive Officer shall periodically discuss the Chief Executive Officer’s recommendations as to a successor in the event of the sudden resignation, retirement or disability of the Chief Executive Officer.

The Company’s Corporate Governance Guidelines also provide that it is the Board of Directors’ policy that, in light of the increased oversight and regulatory demands facing directors, directors must be able to devote sufficient time to carrying out their duties and responsibilities effectively.

Code of Ethics

In addition to our Worldwide Business Standards applicable to all employees, we have adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller (if any), or persons performing similar functions. The Code of Ethics is posted on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption. We will disclose on our website any amendment to, or waiver of, a provision of the Code of Ethics for Senior Financial Officers, or persons performing similar functions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding beneficial ownership of our common stock (excluding unvested restricted stock units and unvested stock options that are exercisable more than 60 days from March 21, 2022) as of March 21, 2022 (unless otherwise noted below) by (i) each person we know is the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each nominee for director of the Company, (iv) our Chief Executive Officer, our Chief Financial Officer, each of the other three most highly paid executive officers serving as of December 25, 2021 (the “Named Executive Officers”), and (v) all directors and executive officers as a group.

	Shares Beneficially Owned
Names and Addresses[1]	Number	Percent of Class

Mohamad Ali[2]	5,013	*

Barry J. Alperin[3]	63,071	*

Gerald A. Benjamin[4]	63,690	*

Stanley M. Bergman[5]	588,239	0.4%

James P. Breslawski[6]	159,306	*

Deborah Derby[7]	3,550	*

Joseph L. Herring[8]	18,022	*

Kurt P. Kuehn[9]	13,752	*

Philip A. Laskawy[10]	65,006	*

Anne H. Margulies[11]	19,696	*

Mark E. Mlotek[12]	30,927	*

Steven Paladino[13]	94,619	*

Carol Raphael[14]	25,455	*

E. Dianne Rekow, DDS, Ph.D.[15]	21,113	*

Scott Serota[16]	1,000	*

Bradley T. Sheares, Ph.D.[17]	48,076	*

Reed V. Tuckson, M.D., FACP	0	*

The Vanguard Group, Inc.[18]	15,116,687	11.0%

Generation Investment Management LLP[19]	13,475,444	9.8%

BlackRock, Inc.[20]	12,182,117	8.8%

Longview Partners (Guernsey) Limited[21]	8,844,692	6.4%

State Street Corporation[22]	7,109,595	5.2%

Directors and Executive Officers as a Group (22 persons)[23]	1,432,240	1.0%

* Represents less than 0.4%.

1 Unless otherwise indicated, the address for each person is c/o Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747.

2 Represents (i) 3,790 shares owned directly and over which Mr. Ali has sole voting and dispositive power and (ii) 1,223 shares held in Mr. Ali’s Non-Employee Director Deferred Compensation Plan account.

3 Represents (i) 50,445 shares owned directly and over which Mr. Alperin has sole voting and dispositive power and (ii) 12,626 shares held in Mr. Alperin’s Non-Employee Director Deferred Compensation Plan account.

4 Represents (i) 45,126 shares owned directly and over which Mr. Benjamin has sole voting and dispositive power, (ii) outstanding options to purchase 12,783 shares that either are exercisable or will become exercisable within 60 days and (iii) 5,781 shares held in a 401(k) Plan account.

5 Represents (i) 4,022 shares that Mr. Bergman owns directly and over which he has sole voting and dispositive power, (ii) 204,976 shares over which Marion Bergman, Mr. Bergman’s wife, has shared voting and dispositive power as co-trustee of the Bergman Family 2010 Trust #2, (iii) 101 shares owned by Mr. Bergman’s wife over which Mr. Bergman has shared voting and dispositive power, (iv) 339,886 shares over which Mr. Bergman’s wife has shared voting and dispositive power as manager of the Bergman Family 2010 Trust #2, LLC, (v) outstanding options to purchase 29,836 shares that either are exercisable or will become exercisable within 60 days and (vi) 9,418 shares held in a 401(k) Plan account.

6 Represents (i) 145,664 shares owned directly and over which Mr. Breslawski has sole voting and dispositive power and (ii) outstanding options to purchase 13,642 shares that either are exercisable or will become exercisable within 60 days.

7 Represents (i) 760 shares held indirectly by the Deborah M. Derby Revocable Trust, for the benefit of Ms. Derby, over which Ms. Derby has sole voting and dispositive power and (ii) 2,790 restricted stock units that vested but, per Ms. Darby’s election, the payment date has been deferred.

8 Represents 18,022 shares owned directly and over which Mr. Herring has sole voting and dispositive power.

9 Represents (i) 1,909 shares owned directly and over which Mr. Kuehn has sole voting and dispositive power and (ii) 11,843 restricted stock units that vested but, per Mr. Kuehn’s election, the payment date has been deferred.

10 Represents (i) 36,640 shares held in Mr. Laskawy’s Non-Employee Director Deferred Compensation Plan account and (ii) 28,366 restricted stock units that vested but, per Mr. Laskawy’s election, the payment date has been deferred.

11 Represents (i) 2,000 shares owned directly and over which Ms. Margulies has sole voting and dispositive power, (ii) 5,799 shares held in Ms. Margulies’ Non-Employee Director Deferred Compensation Plan account and (iii) 11,897 restricted stock units that vested but, per Ms. Margulies’ election, the payment date has been deferred.

12 Represents (i) 14,903 shares owned directly and over which Mr. Mlotek has sole voting and dispositive power, (ii) outstanding options to purchase 11,932 shares that either are exercisable or will become exercisable within 60 days and (iii) 4,092 shares held in a 401(k) Plan account.

13 Represents (i) 75,154 shares owned directly and over which Mr. Paladino has sole voting and dispositive power, (ii) outstanding options to purchase 12,783 shares that either are exercisable or will become exercisable within 60 days and (iii) 6,682 shares held in a 401(k) Plan account.

14 Represents 25,455 shares owned directly and over which Ms. Raphael has sole voting and dispositive power.

15 Represents (i) 13,526 shares owned directly and over which Dr. Rekow has sole voting and dispositive power, (ii) 4,615 shares held in Dr. Rekow’s Non-Employee Director Deferred Compensation Plan account and (iii) 2,972 restricted stock units that vested but, per Dr. Rekow’s election, the payment date has been deferred.

16 Represents 1,000 shares held indirectly by the Serota Family Trust dated May 24, 2013, for the benefit of Mr. Serota and his spouse, over which Mr. Serota has shared voting and dispositive power.

17 Represents (i) 11,243 shares owned directly and over which Dr. Sheares has sole voting and dispositive power and (ii) 36,833 restricted stock units that vested but, per Dr. Sheares’ election, the payment date has been deferred.

18 The principal office of The Vanguard Group, Inc. (“Vanguard”) is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard has the sole power to dispose of or direct the disposition of 14,556,036 of these shares, the shared power to vote or direct the vote of 221,276 of these shares, and the shared power to dispose of or direct the disposition of 560,651 of these shares. The foregoing information regarding the stock holdings of Vanguard and its affiliates is based on an amended Schedule 13G filed by Vanguard with the SEC on February 10, 2022.

19 The principal office of Generation Investment Management LLP (“GIM”) is 20 Air Street, 7th Floor, London, United Kingdom W1B 5AN. GIM has the sole power to dispose of or direct the disposition of and the sole power to vote or direct the vote of 96,932 of these shares, and has the shared power to dispose of or direct the disposition of and the shared power to vote or direct the vote of 13,378,512 of these shares. The foregoing information regarding the stock holdings of GIM and its affiliates is based on an amended Schedule 13G filed by GIM and its affiliates with the SEC on February 14, 2022.

20 The principal office of BlackRock, Inc. (“BlackRock”) is 55 East 52nd Street, New York, New York 10055. BlackRock has the sole power to vote or direct the vote of 10,564,747 of these shares and has the sole power to dispose of or direct the disposition of 12,182,117 of these shares. The foregoing information regarding the stock holdings of BlackRock and its affiliates is based on an amended Schedule 13G filed by BlackRock with the SEC on February 1, 2022.

21 The principal office of Longview Partners (Guernsey) Limited (“Longview”) is PO Box 559, Mill Court, La Charroterie, St Peter Port, Guernsey GY1 6JG. Longview has shared power to vote or direct the vote of 4,951,040 of these shares, and the shared power to dispose of or direct the disposition of 8,844,692 of these shares. The foregoing information regarding the stock holdings of Longview and its affiliates is based on an amended Schedule 13G filed by Longview and its affiliates with the SEC on February 3, 2022.

22 The principal office of State Street Corporation (“State Street”) is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111. State Street has the shared power to vote or direct the vote of 5,618,066 of these shares and has the shared power to dispose of or direct the disposition of 7,069,486 of these shares. The foregoing information regarding the stock holdings of State Street and its affiliates is based on a Schedule 13G filed by State Street with the SEC on February 14, 2022.

23 Includes (i) with respect to all directors and Named Executive Officers, (a) 957,982 shares, directly or indirectly, beneficially owned, (b) outstanding options to purchase 80,976 shares that either are exercisable or will become exercisable within 60 days and (c) 86,876 shares held in 401(k) Plan accounts and in Non-Employee Director Deferred Compensation Plan accounts, as applicable and (c) 94,701 restricted stock units held by non-employee directors where such units vested but, per their election, the payment date was deferred and (ii) with respect to all executive officers that are not Named Executive Officers or directors, (a) 174,290 shares, directly or indirectly, beneficially owned, (b) outstanding options to purchase 35,657 shares that either are exercisable or will become exercisable within 60 days and (c) 1,758 shares held in 401(k) Plan accounts.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

COVID-19 Pandemic’s Impact on the Company and Actions Taken in Response to the Pandemic

The COVID-19 pandemic has had, and continues to have, an unprecedented impact on society, worldwide economic activity and the health care sector (particularly, the dental market). Beginning in March 2020 and throughout fiscal 2020 (and to a lesser extent, fiscal 2021), management resources were refocused from their original strategic business goals to mitigating the effects of COVID-19 on the Company. Throughout the pandemic, our Board of Directors has received regular updates from senior management on the Company’s COVID-19 response and has been aligned in support of initiatives undertaken to protect our employees and to augment business operations. Although mitigation efforts related to the COVID-19 pandemic have required, and continue to require, a large investment of time and resources across the Company, in the first quarter of 2022 management completed the Company’s 2022-2024 three-year strategic plan. The Company’s three-year strategic plan is supported by a well-defined and performance-oriented compensation structure as described herein.

As a global health care solutions company that focuses on “doing well by doing good,” we align our core strengths with the needs of our stakeholders and aim to succeed in business while positively impacting health around the world. In keeping with our “higher ambition,” our focus during the COVID-19 pandemic has been on:

•	protecting the physical and mental health and welfare of our Team Schein Members and their families;

•	engaging with public and private sector partners to support the global response to the COVID-19 pandemic;

•

navigating the complicated supply chain to bring personal protective equipment and other COVID-19 pandemic related supplies to front-line health care workers and first responders, along with infection control equipment and products and testing to health care workers; and

•	ensuring business continuity for our customers and our suppliers.

The spread of COVID-19 and variants thereof caused us to modify our business practices (including employee travel, employee work locations, and physical participation in meetings, events and conferences), and we may take further actions as may be required by government authorities, applicable laws and customer requirements or that we determine are in the best interests of our employees. As the COVID-19 pandemic continues to unfold, we will evaluate appropriate actions for our business. While employees at our manufacturing and distribution facilities, as well as field sales consultants and equipment service technicians, have continued to work onsite or in the field to provide vital services to our customers, most employees in administrative office-based functions have effectively worked remotely since the start of the pandemic.

As part of a broad-based effort to support plans for the long-term health of our business and to strengthen our financial flexibility, at the beginning of the pandemic and throughout fiscal 2020, we implemented cost reduction measures that included certain reductions in payroll, significantly decreased capital expenditures, reduced planned corporate spending, eliminated certain non-strategic targeted expenditures and took additional measures to preserve our liquidity. Those cost reduction measures were substantially completed in fiscal 2020. In particular, with respect to the impact of COVID-19 on compensation, temporary reductions were made to base salary for executives, including Named Executive Officers, and the Compensation Committee suspended the annual incentive compensation program (replacing it with the 2020 Recovery Performance Plan) for fiscal 2020 and also suspended the Company matching contributions under our 401(k) Savings Plan (“401(k) Plan”) and contributions under the Supplemental Employee Retirement Plan (“SERP”) for the second half of fiscal 2020. Also in fiscal 2020, the annual executive health physicals were put on hold from April 22, 2020 through December 31, 2020, and the automobile allowances were reduced proportionally during the period that our Named Executive Officers forfeited all or a portion of their base salaries. As patient traffic at dental offices stabilized and approached pre-pandemic levels in the second half of fiscal 2020 and the negative impact of the COVID-19 pandemic on the Company’s business operations and financials lessened during the same period, such temporary reductions and suspensions were restored to their normal levels, effective the first day of the fourth quarter of fiscal 2020 (September 28, 2020).

Fiscal 2021 Executive Compensation Program

In determining the Company’s fiscal 2021 executive compensation program, the Compensation Committee reviewed the prior and projected future impact of the COVID-19 pandemic on the Company’s business operations and financials and benchmarking data, and decided to return to pay practices that were substantially similar to the Company’s pay practices prior to the COVID-19 pandemic (i.e., fiscal 2019), except for changes to the type of long-term equity-based awards granted to employees under the Company’s 2020 Stock

Incentive Plan. The Compensation Committee recognized that due to the ongoing COVID-19 pandemic and the continued uncertainty and potential impact on the business, it would be difficult for management to set a meaningful three-year cumulative earnings per share as the target goal under performance-based restricted stock unit awards as it had done in prior years. Therefore, the Compensation Committee structured the long-term equity-based awards for fiscal 2021 to include time-based restricted stock units and stock options. We believe that stock options provide direct alignment with our executives and shareholders since no value is realizable absent stock price appreciation.

In fiscal 2021, the Company’s executive compensation program consisted of four main components: (i) base salary; (ii) annual incentive compensation opportunity; (iii) long-term equity-based awards; and (iv) benefits and perquisites. As described below, annual and long-term performance-based awards represent a major portion of total compensation for the Named Executive Officers. The combination of these four components of our executive compensation program is designed to balance Company annual operating objectives and earnings performance with longer-term Company stockholder value creation goals.

Base Salary. The Compensation Committee annually reviews and approves base salary for the Named Executive Officers.

Annual Incentive Compensation. The components of the Company’s annual incentive compensation are set by the Compensation Committee annually and are designed to reward the achievement of pre-established performance goals. In fiscal 2021, the Company restored its customary annual incentive compensation program (i.e., bonuses under the PIP (as defined below)) as the Compensation Committee believes that the historic components and approach of the PIP properly incentivizes our executive officers to achieve strong results for the Company.

Each executive officer’s annual incentive compensation under the PIP (other than Mr. Bergman’s) is based on the following three weighted components:

•	the Company’s corporate financial (i.e., EPS) goal, as may be adjusted as described below;

•	the executive officer’s specific business unit financial goals; and

•	the executive officer’s individual performance goals.

Mr. Bergman’s annual incentive compensation under the PIP is based on the following three weighted components:

•	the Company’s corporate financial (i.e., EPS) goal, as may be adjusted as described below;

•	the average performance of the Company’s other executive officers and other executive management with respect to their respective business unit financial goals under the PIP; and

•	the average performance of the Company’s other executive officers and other executive management with respect to their respective individual performance goals under the PIP.

Long-Term Equity-Based Awards. Prior to fiscal 2021, the Company primarily allocated long-term equity-based awards in the form of restricted stock units that generally cliff vested at the end of four years for time-based awards and at the end of three years for performance-based awards (except for our CEO who received 100% of his award in the form of performance-based awards, other than a special grant made to Mr. Bergman on September 9, 2019 in connection with the renewal of his employment agreement which was 50% performance-based and 50% time-based). Following consultation with its independent compensation consultant, as more fully described below, the Compensation Committee approved awards under the Company’s Long Term Incentive Plan for fiscal 2021 (“2021 LTIP”) consisting of time-vested restricted stock units and non-qualified stock options. For fiscal 2021, the Named Executive Officers (including our CEO) received 60% of their annual equity-based awards in the form of time-based restricted stock units that cliff vest four years from the grant date and 40% in the form of non-qualified stock options that vest ratably over three years following the grant date, in each case granted under the Company’s 2020 Stock Incentive Plan. In light of the challenges in establishing meaningful performance targets due to the continued impact of COVID-19 and its variants, the Compensation Committee determined that this combination of awards continued to provide the Named Executive Officers with significant retention and incentives. For more information on the Compensation Committee’s decision to use non-qualified stock options as part of the 2021 LTIP, see “Compensation Structure—Long-Term Equity-Based Awards—Type of Award.” In fiscal 2021, the Named Executive Officers received a one-time Special Pandemic Recognition Award in connection with the 20% payout under the performance-based restricted stock units granted under the 2018 LTIP that was negatively impacted by the global COVID-19 pandemic. For more information on the Compensation Committee’s decision to issue the Special Pandemic Recognition Award, see “Compensation Structure—Long-Term Equity-Based Awards—Performance-Based Restricted Stock Unit Awards Granted Prior to Fiscal 2021 and Special Pandemic Recognition Award.”

Benefits and Perquisites. The Company provides a program commensurate with competitive practices that is generally consistent with the benefits provided to other employees. The Company does not provide any tax gross-ups to our executive officers (other than for relocation expenses). See “Compensation Structure—Pay Elements—Details—Benefits and Perquisites” set forth below.

Compensation Objectives and Strategy

The Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability, and to reward them for their performance, the Company’s performance and for creating long-term value for stockholders. The primary objectives of the program are to:

•	align rewards with the achievement of performance that enhances stockholder value;

•	support the Company’s strong team-based orientation;

•	encourage high potential team players to build a career at the Company; and

•	provide rewards that are cost-efficient, competitive with other organizations and fair to employees and stockholders.

The Company’s executive compensation programs are approved and administered by the Compensation Committee of the Board of Directors. Working with management and outside advisors, the Compensation Committee has developed a compensation and benefits strategy that rewards performance, promotes appropriate conduct and reinforces a culture that the Compensation Committee believes will continue to drive long-term success for the Company, thereby enhancing stockholder value.

The compensation program rewards team accomplishments while, at the same time, promoting individual accountability. The Company has a planning and goal-setting process that is fully integrated into the compensation system, intended to result in a strong relationship between individual efforts, business unit financial results and Company financial results with executive officer financial rewards.

A major portion of total compensation for our Named Executive Officers is placed at risk through annual and long-term incentives tied to the achievement of performance metrics and/or stock appreciation. As shown in the Summary Compensation Table, in fiscal 2021, the sum of restricted stock unit awards, the grant date value of non-qualified stock options and annual incentive compensation (under the heading “Non-Equity Incentive Plan Compensation”), represented between 79% and 84% of the total compensation for the Named Executive Officers.

We seek to provide competitive compensation that is commensurate with performance. We generally target compensation at the median of the market, and calibrate both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when goals are exceeded. (See “Pay Levels and Benchmarking” set forth below.)

We seek to promote a long-term commitment to the Company by our senior executives. We believe that there is great value to the Company in having a team of long-tenured, seasoned managers to enable us to capitalize on our growth strategies. Our team-focused culture and management processes are designed to foster this commitment. The vesting schedules attached to restricted stock unit awards and non-qualified stock options reinforce this long-term orientation.

Role of the Compensation Committee

General

The Compensation Committee provides overall guidance for our executive compensation policies and determines the amounts and elements of compensation for our executive officers, including the Named Executive Officers. The Compensation Committee’s function is more fully described in its charter which has been approved by our Board of Directors and is available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption. Additionally, in fiscal 2021, the Compensation Committee continued to assist the Board of Directors in overseeing and managing risks and developments associated with the COVID-19 pandemic.

When considering decisions concerning the compensation of the Named Executive Officers (other than the Chief Executive Officer), the Compensation Committee asks for recommendations from Mr. Bergman, including his detailed evaluation of each executive’s performance during the relevant fiscal year.

Use of Outside Advisors

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of Pearl Meyer, an independent compensation consultant. For fiscal 2021, Pearl Meyer advised and consulted with the Compensation Committee with respect to certain executive compensation matters, including advising it in connection with changes made to the Company’s compensation program due to risks and developments related to the COVID-19 pandemic. Pearl Meyer did not determine the exact amount or form of executive compensation for any executive officer. Pearl Meyer does no other work for the Company.

The Compensation Committee retains Pearl Meyer directly, and Pearl Meyer reports directly to the Compensation Committee. However, in carrying out its assignments and during the course of providing services to the Compensation Committee, Pearl Meyer may interact with Company management when necessary and appropriate in order to obtain relevant compensation and performance data for the executives and the Company. In addition, Pearl Meyer may seek input and feedback from Company management regarding Pearl Meyer’s work product and analysis prior to presenting such information to the Compensation Committee in order to confirm Pearl Meyer’s understanding of the Company’s business strategy or identify data questions or other similar issues, if any.

The Compensation Committee, with the assistance and independent advice from Pearl Meyer, annually reviews competitive compensation data prepared by Willis Towers Watson, a professional services/human resources consulting company which provides a number of services to the Company.

The Compensation Committee has assessed the independence of Pearl Meyer pursuant to the SEC and Nasdaq rules taking into consideration each of the six independence factors established under such rules. The Compensation Committee’s assessment affirmed the independence of Pearl Meyer with respect to executive compensation matters concluding that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant to the Compensation Committee. The Compensation Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the Compensation Committee in carrying out its responsibilities.

The Role of Say-on-Pay Votes and Stockholder Feedback

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (“say-on-pay proposal”). At the Company’s annual meeting of stockholders held on May 13, 2021, 91.1% of the votes cast on the say-on-pay proposal at the meeting were in favor of the say-on-pay proposal. The Compensation Committee evaluated this result and, after consideration, concluded that the voting result reflects our stockholders’ support of the Company’s approach to executive compensation. In early 2021, following an analysis of compensation policies and practices and based on the results of the say-on-pay vote, the Compensation Committee determined that in light of continuing developments related to the impact of the COVID-19 pandemic on the Company’s business operations and financials, restoring the Company’s pre-pandemic (fiscal 2019) approach to executive compensation (other than changes to the type of long-term equity-based awards granted to employees under the Company’s 2020 Stock Incentive Plan) was in the best interest of the Company and its stockholders. The Compensation Committee expects to continue to consider the outcome of the Company’s say-on-pay votes, stockholder discussions and input and continuing developments related to the COVID-19 pandemic when making future compensation decisions for the Named Executive Officers.

Compensation Structure

Pay Element—Overview

The Company utilizes four main components of compensation:

•	Base Salary—fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance;

•	Annual Incentive Compensation—variable pay that is designed to reward attainment of annual business goals, with payout of target award goals generally expressed as a percentage of base salary;

•	Long-Term Equity-Based Awards—stock-based awards including time-based restricted stock units and non-qualified stock options; and

•

Benefits and Perquisites—includes medical, dental, life, disability and business travel insurance benefits, retirement savings, automobile allowances, executive health exams and, in the case of Mr. Bergman, certain additional services as described below.

Pay Elements—Details

Base Salary

The Compensation Committee annually reviews executive officer salaries and makes adjustments, as warranted, based on individual responsibilities and performance, and Company performance in light of market conditions and competitive practice. Salary adjustments are generally approved and implemented during the first quarter of the calendar year (typically in March). In fiscal 2020, in connection with the Company’s broad-based effort to support plans for the long-term health of its business and to strengthen its financial flexibility of the Company in response to the COVID-19 pandemic, our Named Executive Officers agreed to temporary salary reductions. The base salaries of the Named Executive Officers were restored to their normal levels, effective the first day of the fourth quarter of fiscal 2020 (September 28, 2020). In fiscal 2021, based on individual responsibilities and performance, the Company’s performance and competitive market data with respect to base salary pay practices, the Compensation Committee increased the base salaries for the Named Executive Officers by 2.2% over the Named Executive Officers’ restored fiscal 2020 salaries.

Annual Incentive Compensation

Annual incentive compensation for each of the Company’s executive officers is typically determined and paid under the Performance Incentive Plan (“PIP”) for such year. However, due to the impact of the COVID-19 pandemic, on August 11, 2020, the Compensation Committee suspended the PIP for fiscal 2020 with respect to all U.S. participants and certain non-U.S. participants (including the Named Executive Officers) and canceled any corresponding PIP awards relating to fiscal 2020 in their entirety. Effective as of July 1, 2020, the Compensation Committee adopted the 2020 Recovery Performance Plan to replace and supersede the PIP with respect to fiscal 2020 for such participants (including the Named Executive Officers). For fiscal 2021, the Compensation Committee reviewed and evaluated the historic components and approach of the PIP as used in pre-pandemic years and determined that it was an effective and meaningful program that incentivized our executive officers to achieve strong results for the Company. Accordingly, the Compensation Committee restored the PIP and paid compensation under the PIP as described below. The Company evaluated the continuing developments related to the impact of the COVID-19 pandemic on the Company’s business operations and financials in making the decision to restore the PIP for fiscal 2021.

Components of the PIP

The components of the PIP are designed to reward the achievement of pre-established corporate financial, business unit financial and individual performance goals. The Compensation Committee sets the PIP’s performance goals and target payout for the Chief Executive Officer. With respect to the executive officers (other than the Chief Executive Officer), at the beginning of each year, the Chief Executive Officer recommends to the Compensation Committee which executive officers should participate in the PIP for that year and, following review and approval by the Compensation Committee, such officers are notified of their participation. The Chief Executive Officer recommends to the Compensation Committee the PIP’s performance goals and target payout for executive officers (other than himself), subject to the Compensation Committee’s review and approval.

PIP targets and goals for 2021 for the Named Executive Officers were established at the beginning of 2021. For the Named Executive Officers (other than Mr. Bergman), the performance goals under the 2021 PIP were based on:

•	the Company’s 2021 earnings per share measured against pre-established standards, as may be adjusted pursuant to the terms of the 2021 PIP (the “2021 Company Financial/EPS Goal”);

•	achievement of financial goals in their respective business units (“Business Financial Goals”); and

•	achievement of individual performance objectives (“Individual Performance Goals”).

2021 Company Financial/EPS Goal

Under the 2021 PIP, the Compensation Committee may adjust the 2021 Company Financial/EPS Goal for the following factors (which factors have been pre-established by the Compensation Committee):

•	acquisitions and new business ventures (based on the approved model) not initially considered when developing the PIP goal, including:

➢	the effect of accretion or dilution relating to unbudgeted acquisitions (or dispositions), but only for the first 12 months following the transaction (or shorter time period, if applicable);

➢	any gain, loss or expense related to the disposal of a business or discontinued operations that was not previously considered when developing the PIP goal;

➢	unbudgeted acquisition and professional fees and expenses related to closed acquisitions or dispositions incurred in the year of the acquisition or disposition, but only for that year; and

➢

unbudgeted acquisition and professional fees and expenses relating to individual unclosed acquisitions or dispositions, where such fees and expenses exceed $300,000, in which case all such fees and expenses (from the first dollar) shall be excluded;

•	capital transactions (including capital stock repurchases);

•	other differences in budgeted average outstanding shares (other than those resulting from capital transactions referred to above);

•

restructuring costs incurred related to publicly announced restructuring plans and separately identified in the Company’s periodic filings, to the extent the adjustment was not already contemplated in the PIP goal;

•	the financial impact, either positive or negative, of the changes in foreign exchange rates from the rates used in setting the budgeted EPS goal for the fiscal year;

•	changes in accounting principles or in applicable laws or regulations;

•	unforeseen events or circumstances affecting the Company;

•	judgments, settlements or other payments in connection with, or arising from, certain litigation matters as approved by the Compensation Committee; and

•	the impact of any increase or decrease in tax rates in any country in which the Company derives greater than 5% of its net income.

Additionally, the Compensation Committee may further adjust the goal for any other unforeseen event or other facts and circumstances beyond the control of the Company, by an amount equal to a reasonable estimate of the expected accretion or dilution, based on information provided to them by executive management. In the event the Compensation Committee makes adjustments in accordance with the preceding sentence, the Compensation Committee in its sole discretion will determine the PIP award payouts that correspond to the levels of achievement of the adjusted goal. The Compensation Committee may award all or a portion of a PIP award upon the attainment of any goals (including the applicable predefined goals). The Compensation Committee or the Chief Executive Officer (solely with respect to non-executive officers) may also grant discretionary awards under the PIP.

Compensation paid under the PIP is subject to clawback whereby the Company has the right to recoup from the participant, including the Named Executive Officers, and the participant is required to repay to the Company, an amount equal to the PIP cash bonus paid to the participant if the participant engages in a competitive activity (as defined in the Company’s Management Team Performance Incentive Plan and Plan Summary, effective as of January 1, 2014) or violates a non-disclosure, non-solicitation of employees or other restrictive covenant between the participant and the Company on or after the payment date but on or prior to the first anniversary of such payment date.

In February 2021, the Compensation Committee undertook a review of the 2021 Company Financial/EPS Goal to be used in our 2021 PIP awards. As part of this review, the Compensation Committee considered a number of factors including (i) market data for peer group companies with revenues between $8 billion and $12 billion and peer group companies practices and (ii) the advantages and disadvantages of potential performance metrics evaluated against the current performance objectives of the PIP. Following consideration of these factors, the Compensation Committee concluded, as further described below, that it was in the best interest of the Company and its stockholders to continue to use adjusted earnings per share as the metric for the portion of the PIP bonus that is based on the Company’s performance.

The Compensation Committee believes adjusted EPS is appropriate for the portion of the PIP bonus that is tied to the Company’s performance because such metric (i) is reflective of the key metric that the Board of Directors uses to assess the Company’s performance, (ii) clearly summarizes the earnings generated for stockholders and focuses on return to the stockholders, (iii) is sufficiently different from our long-term equity plan metric (awarded in fiscal 2020 and fiscal 2019) because our long-term equity plan metric is a three-year cumulative earnings per share goal as opposed to a one-year goal and (iv) is a metric used by a significant number of large companies as the performance factor for the company-performance portion of their annual incentive compensation plans.

Also, as stated above, our PIP for the Named Executive Officers (other than Mr. Bergman) is made up of the 2021 Company Financial/EPS Goal, Business Financial Goals and Individual Performance Goals. The Compensation Committee believes that the Business Financial Goals and Individual Performance Goals (as described below) already take into account performance metrics factors (including, without limitation, measures such as operating income, business unit expense and similar factors) and, therefore, the introduction of another performance metric for the 2021 Company Financial/EPS Goal is not necessary as our executive officers are already incentivized with various financial goals appropriate for their respective profit centers or business units.

Finally, as evidenced by the Company’s long-term historical stock performance and financial results, using earnings per share to measure the portion of the PIP bonus that is based on the Company’s performance has successfully driven value creation and, accordingly, has been an effective incentive for our executive officers.

Business Financial Goals and Individual Goals for Named Executive Officers (other than the CEO)

The weight (expressed as a percentage of the PIP target payout) for each component of the 2021 PIP awards for the Named Executive Officers (other than Mr. Bergman) was as follows:

	2021 Company Financial/EPS Goal	Business Financial Goals	Individual Performance Goals
James P. Breslawski Vice Chairman, President	30%	40%	30%
Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	40%	20%	40%
Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	40%	20%	40%
Mark E. Mlotek Executive Vice President and Chief Strategic Officer	40%	20%	40%

Business Financial Goals and Individual Performance Goals vary for each Named Executive Officer as the goals reflect each executive’s specific role and function. Financial measures included in such goals are calculated based on generally accepted accounting principles and adjusted in a manner similar to adjustments made to the Company’s EPS (as described below).

Business Financial Goals and Individual Performance Goals are designed to motivate executive officers to achieve challenging, but attainable goals for talented executives. The Compensation Committee sets the goals for PIP awards such that incentive compensation is paid at less-than-median of the market awards when Business Financial Goals or Individual Performance Goals are not fully achieved and greater-than-median awards when goals are exceeded. The maximum payout percentage under the PIP for the Named Executive Officers is 150% for the Company Financial/EPS Goal, ranges from 130% to 200% for the Business Financial Goal (depending on the specific category of Business Financial Goal applicable to such Named Executive Officer) and is 115% for the Individual Performance Goals. Similar to the 2020 Recovery Performance Plan, the 2021 PIP incorporated a diversity and inclusion metric into the Individual Performance Goals for all participants (including Named Executive Officers whose diversity and inclusion goal was weighted between 13% to 20% of their target bonus tied to their Individual Performance Goals, which equals 5% to 8% of their total PIP target bonus). Fiscal 2021 diversity and inclusion goals may be satisfied by completing education opportunities/trainings, active membership in one or more of the Company’s employee resource groups, increasing diverse representation in candidate interview processes, promoting the increase of diverse representation in talent planning, and/or mentoring/sponsoring diverse team members.

For each Named Executive Officer (other than Mr. Bergman whose annual incentive compensation is described below), the Business Financial Goals and Individual Performance Goals are as follows:

Mr. Breslawski:

•	Business Financial Goals (40%). These goals measure actual achievement against the target goals of operating income attributable to the Global Dental Group and certain subsidiaries.

•

Individual Performance Goals (30%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) strategies to maximize gross profit, reduce cost of sales and expand market share; (ii) global leadership initiatives; (iii) human capital strategic plans related to the COVID-19 pandemic; (iv) strategic planning projects; (v) strategies to maximize business efficiencies; (vi) strategic objectives for the U.S. dental distribution group; (vii) strategies related to customer initiatives; and (vii) diversity and inclusion goals including education, recruitment, career development, mentorship and culture.

Mr. Paladino:

•	Business Financial Goal (20%). This goal measures actual achievement against the expense budget for the Company’s Corporate Finance Group.

•

Individual Performance Goals (40%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) corporate finance and capital resource management; (ii) strategic financial planning; (iii) accounting processes and tax planning; (iv) human capital strategic plans related to the COVID-19 pandemic; (v) enhancements to financial reporting systems and (vi) diversity and inclusion goals including education, recruitment, career development, mentorship and culture.

Mr. Benjamin:

•	Business Financial Goals (20%). These goals measure actual achievement of targeted expense budgets for the Company’s Global Services Group.

•

Individual Performance Goals (40%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) human capital strategic plans related to the COVID-19 pandemic, including among other things, mental wellness related initiatives and resources; (ii) strategies to maximize business efficiencies; (iii) strategies related to developing environmental and climate-change metrics; (iv) strategic planning projects and (v) diversity and inclusion goals including education, recruitment, career development, mentorship and culture.

Mr. Mlotek:

•

Business Financial Goals (20%). These goals measure actual achievement against the target goals of: (i) return on investment and operating income, in each case, following certain periods after acquisitions and (ii) Corporate Business Development Group expenses.

•

Individual Performance Goals (40%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) strategic planning; (ii) strategic initiatives; (iii) key initiative and business development projects and (iv) diversity and inclusion goals including education, recruitment, career development, mentorship and culture.

Annual Incentive Compensation for Named Executive Officers (other than the CEO) under the 2021 PIP

In 2021, after reviewing market competitive practices and in light of market conditions in the areas in which the Company competes, the Compensation Committee decided not to increase the payout for achievement of the target goals for the Named Executive Officers under the PIP and instead maintained the same target level payout as was originally approved for the 2020 PIP before it was suspended and replaced with the Recovery Performance Plan.

In March 2021, the Compensation Committee set the 2021 Company Financial/EPS Goal at $3.50, representing the target goal designed to result in a PIP award payout equal to 100%. Similar to previous years, the Compensation Committee completed a pre-defined process to adjust the goal and to approve the adjustments that will be applied to the actual results, in each case, based on adjustments authorized under the PIP. For the 2021 PIP, adjustments to the 2021 Company Financial/EPS Goal included the impact of acquisitions and dispositions, certain capital transactions (including capital stock repurchases), the effects during fiscal 2021 of changes in foreign exchange rates, and a difference between an approved restructuring allowance and actual restructuring costs. As a result of these adjustments, the Compensation Committee increased the 2021 Company Financial/EPS Goal from $3.50 to $3.61. These adjustments were reviewed and approved by the Compensation Committee.

During the first quarter of 2022, the Chief Executive Officer reviewed, with respect to the 2021 fiscal year, the relevant financial and operating performance achievements of the Company and its business units, as well as the individual performance of the participating officers (other than himself), against the PIP performance goals that had been previously established, and submitted proposed PIP payouts for the participating officers to the Compensation Committee for review and approval.

Our actual 2021 diluted EPS, adjusted for litigation settlement costs and a gain on the sale of an equity investment was $4.48. This achievement resulted in a payout of 150% of the 2021 Company Financial/EPS Goal portion of the PIP award set by the Compensation Committee under the 2021 PIP. PIP awards for the Named Executive Officers appear in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.”

Annual Incentive Compensation for CEO under the 2021 PIP

Mr. Bergman’s annual incentive compensation for 2021 had three components:

•	achievement of the 2021 Company Financial/EPS Goal (weighted 75% of his total award);

•	the average performance of the Company’s other executive officers and other executive management with respect to their Business Financial Goals under the PIP (weighted 12.5% of his total award); and

•	the average performance of the Company’s other executive officers and other executive management with respect to their Individual Performance Goals under the PIP (weighted 12.5% of his total award).

A portion of Mr. Bergman’s annual incentive compensation is tied to (i) the achievement level of the average actual bonus paid to all executive officers and other executive management over the average target for their Business Financial Goals (excluding discretionary bonuses, if any) and (ii) the achievement of the average actual bonus paid to all executive officers and other executive management over the average target bonus for their Individual Performance Goals (excluding discretionary bonuses, if any). Based on 2021 achievement levels, the Compensation Committee determined Mr. Bergman was entitled to a $3,243,324 bonus under the PIP with respect to 2021 performance.

Long-Term Equity-Based Awards

The Company and the Compensation Committee believe that long-term equity-based awards are an important factor in aligning the long-term financial interest of the officers and stockholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of the design and administration of the Company’s executive compensation program.

Type of Award

Under the Company’s long-term incentive program (“LTIP”) pursuant to the 2020 Stock Incentive Plan, prior to fiscal 2021, the Company granted equity-based awards solely in the form of time-based and performance-based restricted stock units. Such methodology was designed to use fewer shares as compared to “appreciation-based” awards (such as stock options) while continuing to provide long-term incentives with a strong retention component to participants.

In determining the design of the annual equity awards under the 2021 LTIP, the Compensation Committee recognized that due to the ongoing COVID-19 pandemic and the continued uncertainty and potential impact on the business, it would be difficult for management to set a meaningful three-year cumulative earnings per share as the target goal under performance-based restricted stock unit awards as it had done in prior years. Further, the Compensation Committee expected that the 2021 fiscal year was likely to be a transition year for our Board and management that would require an intense focus on the Company’s continued recovery as well as the setting of the Company’s future multi-year strategic plan. Accordingly, the Compensation Committee determined that the setting of pre-established performance goals for a period that is shorter than the typical three-year performance cycle would likely be ineffective and challenging in light of this transition and decided that it was advisable and in the best interests of the Company to change the form of awards granted for fiscal 2021 in a manner that did not use pre-established performance goals, but instead, focused on stock value appreciation and retention.

Following consultation with its independent compensation consultant, the Compensation Committee approved the awards under the 2021 LTIP for the Named Executive Officers consisting of 60% in the form of time-vested restricted stock units and 40% in the form of non-qualified stock options, in each case granted under the Company’s 2020 Stock Incentive Plan. The time-vested restricted stock units granted as part of the 2021 LTIP award have a four-year cliff vesting schedule, subject to continued employment through such date. The non-qualified options granted as part of the 2021 LTIP award vest ratably over three years following the grant date, subject to continued employment through each applicable vesting date and have an exercise price per share equal to the closing sale price of a share of the Company’s common stock on the grant date.

Vesting

Time-based restricted stock units generally vest 100% on the fourth anniversary of the grant date (four-year cliff vesting), provided that no termination of service had occurred (except that the grants provide for pro-rated or accelerated vesting if termination of employment is due to retirement, death or disability, or termination without cause following a change in control (as defined in the 2020 Stock Incentive Plan)).

Non-qualified stock options vest one-third each year on each of the first through third anniversaries of the grant date, provided no termination of service had occurred. Stock options expire on the tenth anniversary of the grant date, unless a termination of service had occurred prior to such date, in which case the unvested portion of the stock option is forfeited and the participant has 90 days (one year upon death or disability) to exercise the vested stock options following such termination (except that the grants provide for pro-rated or accelerated vesting if termination of employment is due to retirement, death or disability, or termination without cause following a change in control (as defined in the 2020 Stock Incentive Plan)). We estimate the fair value of stock options using the Black-Scholes valuation model.

For fiscal 2021, for all participants under the 2020 Stock Incentive Plan, other than executive officers and other executive management, the equity awards were allocated as 80% time-based restricted stock units and 20% non-qualified stock options. Executive officers (including the Named Executive Officers) and other executive management received their fiscal 2021 awards with 60% of their awards in the form of time-based restricted stock units and 40% of their awards in the form of non-qualified stock options.

None of our outstanding LTIP awards provide for single trigger acceleration of restricted stock units or stock options upon a change in control. Instead, in connection with a change in control, all outstanding restricted stock units and unvested stock options granted to our executive officers vest automatically upon a participant’s termination of employment by the Company without cause or by the participant for good reason (and for Mr. Bergman, also for retirement) occurring within two years after the change in control or in certain cases within 90 days prior to a change in control or after the first public announcement of a pending change in control. (See “Post Termination and Change in Control Calculation” table below and the accompanying footnotes.) Further, these awards are subject to a clawback policy whereby the Company has the right to recoup from the participant, including the Named Executive Officers, and the participant is required to repay to the Company, an amount equal to the fair market value of the aggregate shares of restricted stock units and the fair market value of the aggregate shares received upon exercise of a stock option (net of the aggregate exercise price paid in cash upon exercise of such stock option) payable to the participant if the participant engages in a competitive activity (as defined in the award agreement) or violates a non-disclosure, non-solicitation of employees or other restrictive covenant between the participant and the Company on or after the payment date but on or prior to the first anniversary of such payment date.

Grant Date

All grants are issued on the date they are approved by the Compensation Committee, except with respect to new hires and Mr. Bergman’s inducement restricted stock unit award granted in connection with the renewal of his employment agreement, where the grant date is a fixed date after the date on which such grant is approved by the Compensation Committee.

Fiscal 2021 Annual LTIP Award

In March 2021, the Compensation Committee decided to increase the value of the 2021 LTIP awards for participants in the LTIP, including increasing the Named Executive Officers’ value as compared to the value of their awards in 2020 (in each case excluding any one-time special awards) by 10% to (i) reflect competitive market data with respect to equity pay practices and to encourage employee retention and (ii) recognize the Named Executive Officers’ efforts to lead the business through the challenges of the COVID-19 pandemic.

In accordance with the updated design of the 2021 LTIP award, on March 3, 2021, Mr. Bergman was granted 36,184 time-based restricted stock units and 89,510 non-qualified stock options, with an aggregate grant date fair value of $3,781,800, Mr. Breslawski was granted 16,545 time-based restricted stock units and 40,927 non-qualified stock options, with an aggregate grant date fair value of $1,729,200, each of Messrs. Paladino and Benjamin was granted 15,503 time-based restricted stock units and 38,350 non-qualified stock options, with an aggregate grant date fair value of $1,620,300 and Mr. Mlotek was granted 14,471 time-based restricted stock units and 35,798 non-qualified stock options, with an aggregate grant date fair value of $1,512,500. Each of the Named Executive Officers’ 2021 LTIP awards were 60% time-based with four-year cliff vesting and 40% non-qualified stock options vesting ratably over three years following the grant date.

Performance-Based Restricted Stock Unit Awards Granted Prior to Fiscal 2021 and Special Pandemic Recognition Award

During the first quarter of fiscal 2019 and fiscal 2020, the Compensation Committee set the three-year cumulative earnings per share as the target goal designed to result in a payout equal to 100% under the performance-based restricted stock unit awards granted in fiscal 2019 and fiscal 2020, respectively. The Compensation Committee set the target goal for the awards granted in fiscal 2019 and fiscal 2020 by excluding restructuring costs. Similar to previous years, the Company completed a pre-defined process to adjust goals and to approve the adjustments that will be applied to the actual results, in each case, based on adjustments required under the LTIP. With respect to outstanding performance-based restricted stock unit awards granted in fiscal 2019 and fiscal 2020, the goal was adjusted for the effects during fiscal 2021 of impact of acquisitions, certain capital transactions (including capital stock repurchases) and the changes in foreign exchange rates from the rates used in setting the goal. Accordingly, the Compensation Committee decreased the three-year EPS performance goal for the performance-based restricted stock units granted in fiscal 2019 by 0.05% and increased the three-year performance goal for the performance-based restricted stock units granted in fiscal 2020 by 0.74%. The decrease to the fiscal 2019 goal resulted from decreases attributable to the impact of acquisitions and changes in foreign exchange rates, largely offset by an increase from the impact of share repurchases. The increase in the fiscal 2020 performance goal was attributable to the impact of share repurchases and changes in foreign exchange rates. These adjustments were reviewed and approved by the Compensation Committee. Performance-based restricted stock unit awards were not granted in fiscal 2021 but were reinstated in fiscal 2022.

On March 2, 2021, the 2018 LTIP performance-based awards vested. With respect to such awards, on March 2, 2018, the Compensation Committee set the three-year cumulative EPS at $13.38, representing the target goal designed to result in an LTIP award payout equal to 100%. Similar to previous years, the Compensation Committee completed a pre-defined process to adjust the goal and to approve the adjustments that were made to the actual results, in each case, based on adjustments authorized under the 2018 LTIP. For the 2018 LTIP performance-based awards, the goal was adjusted to account for the impact of acquisitions and dispositions, including the spin-off and merger of our Animal Health business in February 2019 creating Covetrus, Inc., a separate publicly traded corporation (the “Spin-Off”); certain capital transactions (including capital stock repurchases); and the effects of changes in foreign exchange rates from the rates used in setting the goal. The three-year cumulative EPS performance goal for the performance-based restricted stock units granted under the 2018 LTIP was $11.37 (as adjusted) and the actual three-year cumulative EPS was $10.46 (as adjusted). On March 2, 2021, such awards vested with an achievement of 92% of the EPS performance goal and a payout awarded in shares of Company common stock equal to 20% of the original number of shares/units (adjusted for the effects of the Spin-Off) underlying the award granted (based on target goal performance).

The payout under the performance-based restricted stock units granted under the 2018 LTIP was negatively impacted by the global COVID-19 pandemic. Given the significance of the impact of the pandemic on the Company’s three-year EPS goal under such equity award and the contributions made by the Company’s TSMs (including those who received such award), on March 3, 2021, the Compensation Committee granted a Special Pandemic Recognition Award to recipients of performance-based restricted stock units under the 2018 LTIP who were employed by the Company on the grant date of the Special Pandemic Recognition Award (March 3, 2021). The value of such award for each recipient was determined based on 55% of that recipient’s original number of performance-based restricted stock units awarded under the 2018 LTIP (adjusted for the Spin-Off). The restricted stock granted under the Special Pandemic Recognition Award vests 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date, subject to continued employment over the respective time period. The combination of the 20% payout based on actual performance of the 2018 LTIP and the one-time Special Pandemic Recognition Award granted in 2021 will generate a cumulative payout of 75% of each recipient’s original number of performance-based restricted stock units awarded in 2018 if the recipient satisfies the two-year vesting schedule commencing in 2021. In approving the one-time Special Pandemic Recognition Award, the Compensation Committee recognized that the COVID-19 pandemic created the most difficult business challenge the Company has faced, and management’s dedication and hard work to meet the challenge. For their respective one-time Special Pandemic Recognition Award granted on March 3, 2021, Mr. Bergman was granted 31,708 time-based restricted stock units, with a grant date fair value of $1,988,408, Mr. Breslawski was granted 9,421 time-based restricted stock units, with a grant date fair value of $590,790, each of Messrs. Paladino and Benjamin was granted 8,832 time-based restricted stock units, with a grant date fair value of $553,854 and Mr. Mlotek was granted 8,243 time-based restricted stock units, with a grant date fair value of $516,918.

Benefits and Perquisites

The Company’s executive compensation program also includes benefits and perquisites. These benefits include annual matching contributions of up to 7% of base salary to executive officers’ 401(k) Plan accounts, annual allocations to the Company’s Supplemental Executive Retirement Plan (“SERP”) accounts, health benefits, annual executive health physicals, automobile allowances, life insurance coverage, disability and business travel insurance. As part of the Company’s initiatives to reduce costs due to the impact of COVID-19 in fiscal 2020, the Compensation Committee suspended the Company matching contributions under our 401(k) Plan and contributions under the SERP for the second half of fiscal 2020, the annual executive health physicals were put on hold from April 22, 2020 through December 31, 2020, and the automobile allowances were reduced proportionally during the period that our Named Executive Officers forfeited all or a portion of their base salaries. These benefits and perquisites were restored in fiscal 2021. The Company also maintains a deferred compensation plan (the “Deferred Compensation Plan”) under which the Named Executive Officers may participate. The Company does not make any contributions to the Deferred Compensation Plan and all amounts outstanding under the Deferred Compensation Plan consist solely of participant contributions. The Company annually reviews these benefits and perquisites and makes adjustments as warranted based on competitive practices and the Company’s performance.

A portion of the administrative services provided to Mr. Bergman has been determined to be non-business related and such portion is included in his taxable income as additional compensation. The administrative services include clerical and secretarial assistance designed primarily to minimize the amount of time Mr. Bergman devotes to administrative matters other than Company business, to provide opportunities for Mr. Bergman to undertake, among other things, philanthropic causes, social responsibility activities and non-business-related leadership roles. The Compensation Committee has approved these benefits and perquisites as a reasonable component of the Company’s executive officer compensation program in light of historical and competitive market practices. (See the “All Other Compensation” column in the Summary Compensation Table.)

From time to time, the Company utilizes Company-owned and Company-leased vehicles (each a “Company vehicle”) and Company-employed drivers to efficiently optimize management’s time for business travel. If the Company vehicle and Company-employed driver is used for personal purposes, the executive reimburses the Company the value of the personal usage of the Company vehicle and Company-employed driver’s time at the greater of the imputed income under SEC rules and the Standard Industry Fare Level (SIFL) value under Internal Revenue Service regulations.

Pay Mix

We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards without encouraging inappropriate risk-taking by our executive officers. By following this approach, we provide the executive a measure of security with a minimum expected level of compensation, while motivating the executive to focus on business metrics that will produce a high level of short-term and long-term performance for the Company and its stockholders, and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for our annual incentive program (i.e., the PIP) and our annual LTIP likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.

For executive officers, the mix of compensation is weighted heavily toward at-risk pay (performance-based annual incentives and long-term incentives). Maintaining this pay mix results fundamentally in a pay-for-performance orientation for our executives, which is aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting pay at approximately the 50th percentile of the competitive market.

Our pay mix has resulted in a team of long-tenured, seasoned managers who we believe have a strong commitment to the Company’s long-term performance.

Pay Levels and Benchmarking

Pay levels for executive officers are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the executive officers. In determining the pay levels, the Compensation Committee considers all forms of compensation and benefits.

The Compensation Committee assesses “competitive market” compensation using a number of sources. One of the data sources used in setting competitive market levels for the executive officers is the information publicly disclosed by a peer group of the Company, which is reviewed annually and may change from year to year. The peer group of companies is set by the Compensation Committee and consists of companies engaged in the distribution and/or manufacturing of healthcare products or industrial equipment and supplies. The Compensation Committee determines the peer group of companies based on the following considerations, among other things: (i) Standard Industrial Classification or SIC codes; (ii) Global Industry Classification System or GICS; (iii) companies identified by Hoover’s, Inc. as our peer companies; (iv) companies listed as peers by our current list of peer companies and (v) company size, including, among other things size by market capitalization, revenue and number of employees. Based on such analysis, the Compensation Committee determined that the peer group of companies used for fiscal 2021 should be updated from the peer group used for fiscal 2020 to remove Community Health Systems, Inc. and to add Baxter International Inc. and WESCO International Inc. Accordingly, the fiscal 2021 peer group includes the following companies: AmerisourceBergen Corporation, Baxter International Inc., Cardinal Health, Inc., DaVita Inc., Dentsply Sirona Inc., Fastenal Company, Laboratory Corp. of America Holdings, MSC Industrial Direct Co., Inc., Owens & Minor, Inc., Patterson Companies, Inc., Quest Diagnostic, Inc., W.W. Grainger, Inc. and WESCO International Inc. At management’s direction, Willis Towers Watson, a professional services/human resources consulting company, prepares a survey containing the peer group analysis and comparative data for companies with revenues between $8 billion and $12 billion for the Company. This information is shared with the Compensation Committee and the Compensation Committee reviews such information with Pearl Meyer, an independent compensation consultant.

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee makes decisions regarding individual executives’ target total compensation goals based on the need to attract, motivate and retain an experienced and effective management team.

Relative to the competitive market data, the Compensation Committee generally intends that the base salary, target annual incentive compensation and equity-based compensation for each executive will be at the median of the competitive market.

As noted above, notwithstanding the Company’s overall pay positioning objectives, pay goals for specific individuals vary based on a number of factors such as scope of duties, potential for advancement, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of stockholder value.

Conclusion

The level and mix of compensation that is finally decided upon by the Compensation Committee is considered within the context of both the objective data from our competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Compensation Committee believes that each of the compensation packages is within the competitive range of practices when compared to the objective comparative data even where subjective factors may have influenced the compensation decisions.

Post Termination and Change in Control

The Company believes that a strong, motivated management team is essential to the best interests of the Company and its stockholders. To that end, we have an employment agreement with Mr. Bergman (which includes a change in control provision) and we have had change in control agreements with certain executive officers (including the Named Executive Officers, other than Mr. Bergman) since 2003, which were amended in 2012 to, among other things, eliminate the gross-up for excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). These agreements provide for certain payments to be made upon termination of employment under certain circumstances, including if the executive’s employment is terminated by the Company without cause or by the executive for good reason within two years following a change in control of the Company. (See “Employment and Letter Agreements and Post Termination and Change in Control Arrangements” under “Executive and Director Compensation” for a discussion of these agreements.) The Company does not provide any tax gross-ups to our executive officers (other than for relocation expenses).

Stock Ownership Policy

The Board of Directors believes that, to align the interests of the executive officers, other executive management and directors of the Company with the interests of the stockholders of the Company, the executive officers, other executive management and directors should have a financial stake in the Company. The Nominating and Governance Committee adopted a policy requiring (i) the Company’s Chief Executive Officer to own equity in the Company equal to a minimum of six times his annual base salary, (ii) each executive officer who reports directly to the Company’s Chief Executive Officer to own equity in the Company equal to a minimum of three times such executive officer’s annual base salary and (iii) all executive officers who do not report directly to the Company’s Chief Executive Officer and all other executive management to own equity in the Company equal to a minimum of two times such person’s annual base salary (the “Minimum Ownership Policy”). Newly appointed executive officers and other executive management will have five years from the date of their appointment to comply with the Company’s stock ownership policy. Upon request, the Nominating and Governance Committee may consider whether exceptions should be made for any such person on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Nominating and Governance Committee. For Fiscal 2021, equity includes: shares of any class of capital stock; shares of vested restricted stock; unexercised vested options; vested shares of common stock held in such executive officer’s 401(k) Plan account; warrants or rights to acquire shares of capital stock; and securities that are convertible into shares of capital stock; provided that an amount equal to at least 20% of such person’s annual base salary must be owned by such person in the form of shares of common stock. In February 2022, the Nominating and Governance Committee revised the definition of equity for purposes of the stock ownership policy calculations for its executive officers and other executive management to (i) exclude unexercised vested options and (ii) include unvested time-based restricted stock units (after netting an estimated amount for taxes). The stock ownership policy for non-employee directors of the Company is set forth under “Executive and Director Compensation—Director Compensation for Fiscal 2021—Stock Ownership Policy.”

Further, as a guideline, executive officers and other executive management may only sell up to 75% of the equity value above the ownership requirement. Also, an executive officer’s or other executive management’s equity in the Company may not be sold until such person satisfies the Company’s stock ownership policy.

In February 2019, the Nominating and Governance Committee reviewed the impact of the Spin-Off on the stock ownership policy for executive officers and other executive management. The Nominating and Governance Committee approved, for a two-year period commencing as of February 7, 2019 (the closing of the Spin-Off) and ending on February 7, 2021 (the second anniversary of the closing of the Spin-Off), the suspension of the Minimum Ownership Policy with respect to those executive officers and other executive management who would otherwise fail to satisfy the stock ownership policy solely as a result of the Spin-Off (it being understood that all other sections of the stock ownership policy continue in full force and effect following the Spin-Off).

All executive officers and other executive management are in compliance with the Company’s stock ownership policy.

Anti-Hedging and Anti-Pledging Policies

The Company prohibits hedging or other derivative transactions and pledging of Company stock by its executive officers and other executive management.

Incentive Compensation Recoupment (Clawback) Policy

On March 1, 2016, upon recommendation of the Compensation Committee, the Board of Directors adopted a clawback policy, effective as of February 1, 2016, to allow the Company to recoup cash and equity incentive compensation awarded or granted after the policy’s effective date to Named Executive Officers and other executive officers and executive management designated by the Board of Directors. In the event a restatement of the Company’s financial statements is required due to material noncompliance with any accounting requirements, the recoupment applies to incentive compensation earned during the prior three-year period that is in excess of the amount that would have been paid or awarded had such incentive compensation been calculated based on the restatement results. The policy applies regardless of fault in the circumstances leading to the restatement.

Impact of Tax and Accounting

As a general matter, the Compensation Committee considers the various tax and accounting implications of compensation vehicles employed by the Company.

When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, grants of stock options, restricted stock units and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the awards being issued. For restricted stock units, the cost is equal to the fair value of the stock on the date of grant multiplied by the number of shares/units granted. For non-qualified stock options, the fair value is based on the Black-Scholes value of the stock options. Nearly all equity grants made from March 2009 through the end of the Company’s fiscal 2020 year and a percentage of the grants awarded in fiscal 2021 have been awards of restricted stock units, with the remaining being awards of non-qualified stock options. This expense is amortized over the requisite service period, or vesting period of the instruments. The Compensation Committee is mindful of the fact that, with respect to stock options, the accounting charge is not reversible should the stock option expire with a market price less than the exercise price.

Section 162(m) of the Code generally limits the deductibility of compensation in excess of $1 million in any taxable year paid to Named Executive Officers. The Compensation Committee generally expects that compensation paid to the Named Executive Officers in excess of $1 million will not be deductible, subject to an exception for compensation provided pursuant to a binding written contract in effect as of November 2, 2017 that has not been materially modified.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K.

THE COMPENSATION COMMITTEE
Deborah Derby, Chairperson
Barry J. Alperin
Joseph L. Herring
Bradley T. Sheares, Ph.D.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers

Our executive officers and their ages and positions as of March 21, 2022 are:

Name	Age	Position
Gerald A. Benjamin	69	Executive Vice President, Chief Administrative Officer, Director
Stanley M. Bergman	72	Chairman, Chief Executive Officer, Director
James P. Breslawski	68	Vice Chairman, President, Director
David Brous.	53	Chief Executive Officer, Strategic Business Group
Brad Connett	63	Chief Executive Officer, North America Distribution Group
Michael S. Ettinger	60	Senior Vice President, Corporate & Legal Affairs and Chief of Staff, Secretary
Lorelei McGlynn	58	Senior Vice President, Chief Human Resources Officer
Mark E. Mlotek	66	Executive Vice President, Chief Strategic Officer, Director
Steven Paladino	64	Executive Vice President, Chief Financial Officer, Director
Walter Siegel	62	Senior Vice President and Chief Legal Officer

The biographies for Messrs. Bergman, Breslawski, Mlotek and Paladino follow the table listing our directors under “Proposal 1—Election of Directors” set forth above. Biographies for our other executive officers are:

GERALD A. BENJAMIN has been with the Company since 1988, in his current position as Executive Vice President and Chief Administrative Officer since 2000 and a director since 1994. He is also a member of our Executive Management Committee. Prior to holding his current position, Mr. Benjamin was Senior Vice President of Administration and Customer Satisfaction from 1993 to 2000. Mr. Benjamin was Vice President of Distribution Operations from 1990 to 1992 and Director of Materials Management from 1988 to 1990. Before joining the Company in 1988, Mr. Benjamin was employed for 12 years at Estée Lauder, Inc. in various management positions, where his last position was Director of Materials Planning and Control. Mr. Benjamin brings experience to the Company’s Board of Directors in the areas of global services, human resources, operations and leadership. Mr. Benjamin directs our Global Services functions in North America, South America, Europe, Asia, Australia and New Zealand. These functions include all aspects of the supply chain (distribution, inventory management and transportation for over 3.8 million square feet of distribution space), human resources (for nearly 22,000 Team Schein Members in 32 countries), information services, customer services, security and financial operations. Mr. Benjamin is also a member of the board of directors of the Henry Schein Cares Foundation, Inc. On April 4, 2022, the Company announced that Gerald A. Benjamin will retire as Executive Vice President, Chief Administrative Officer of the Company, effective July 1, 2022, and will retire from the Board of Directors immediately following the Annual Meeting. Mr. Benjamin will advise the Company following his retirement.

DAVID BROUS has been with the Company since 2002 and in his current position as Chief Executive Officer, Strategic Business Group since September 2021. He is also a member of our Executive Management Committee. In his role managing the Strategic Business Group, Mr. Brous leads the Company’s manufacturing and service-based endodontic, orthodontic and other health care businesses. Mr. Brous also has executive responsibility for the International Distribution Group. Prior to holding his current position, Mr. Brous held many positions within the Company, including President, Strategic Business Units Group and Asia Pacific & Brazil Dental from 2019 through September 2021 (responsible for the management of the Company’s portfolio of manufacturing and specialty businesses as well as select joint ventures and specialty projects), and leading and managing the Corporate Business Development Group and the International Healthcare Group (managing our International Animal Health business, International Medical business and Australia/New Zealand Dental business). He has extensive international experience, having taken on international assignments within the Company.

BRAD CONNETT has been with the Company since 1997, and in his current position as Chief Executive Officer, North America Distribution Group since September 2021. He is also a member of our Executive Management Committee. Mr. Connett is responsible for the Dental and Medical distribution businesses in North America. Prior to holding his current position, Mr. Connett held positions of increasing responsibility within the Company, including as President, U.S. Medical Group from 2019 through September 2021. Throughout his career, he has received numerous industry honors, including the John F. Sasen Leadership Award from the Health Industry Distributors Association (HIDA) in recognition of his service to the industry, and induction into the Medical Distribution Hall of Fame by Repertoire Magazine.

MICHAEL S. ETTINGER has been with the Company since 1994, and in his current position as Senior Vice President, Corporate & Legal Affairs and Chief of Staff, Secretary since 2015. He is also a member of our Executive Management Committee. Mr. Ettinger oversees all activities in the legal and regulatory functions, the work of the Company’s global communications team, government relations, and the operations of the Office of the CEO, including Henry Schein Cares, the Company’s global corporate social responsibility program. In addition, Mr. Ettinger manages the Company’s corporate secretary function. Mr. Ettinger is a member of the board of directors of the Henry Schein Cares Foundation, Inc. Prior to his current position, Mr. Ettinger served as Senior Vice President, Corporate & Legal Affairs and Secretary from 2013 to 2015; Corporate Senior Vice President, General Counsel & Secretary from 2006 to 2013; Vice President, General Counsel and Secretary from 2000 to 2006; Vice President and Associate General Counsel from 1998 to 2000 and Associate General Counsel from 1994 to 1998. Before joining the Company, Mr. Ettinger served as a senior associate with Bower & Gardner and as a member of the Tax Department at Arthur Andersen. On March 30, 2022, the Company’s Board of Directors appointed Mr. Ettinger as Executive Vice President and Chief Operating Officer of the Company, effective upon Mr. Benjamin’s retirement on July 1, 2022.

LORELEI MCGLYNN has been with the Company since 1999 and in her current position as Senior Vice President, Chief Human Resources Officer since 2013. She is also a member of our Executive Management Committee. In her current position, Ms. McGlynn leads all aspects of the Company’s global human resources strategy and programs for Team Schein Members around the world. Key focus areas include organizational culture, engagement, talent acquisition, talent management, organizational development, diversity, equity, inclusion, total rewards and wellness. In addition, Ms. McGlynn oversees the Company’s Financial Operations function including Accounts Payable, Accounts Receivable, Credit and Payroll teams. Prior to holding her current position, Ms. McGlynn served as Vice President, Global Human Resources and Financial Operations from 2008 to 2013, Chief Financial Officer, International Group and Vice President, Global Financial Operations from 2002 to 2008 and Vice President, Finance, North America from 1999 to 2002. Through these various roles with the Company, Ms. McGlynn attained significant global experience in the Company’s operations around the world. Prior to joining the Company, Ms. McGlynn served as Assistant Vice President of Finance at Adecco Corporation. Ms. McGlynn is a Certified Public Accountant (CPA), a Senior Professional in Human Resources (SPHR) and a SHRM – Senior Certified Professional (SHRM-SCP).

WALTER SIEGEL has been with the Company since 2013 and in his current position as Senior Vice President and Chief Legal Officer since 2021. He is also a member of our Executive Management Committee. Mr. Siegel is responsible for the Company’s worldwide legal, compliance and regulatory functions and activities. He previously served as Senior Vice President and General Counsel from 2013 to 2021, where he advised the Company on a broad range of legal matters affecting various business units. In this role, he managed the Company’s mergers and acquisitions activities, litigation portfolio, intellectual property portfolio and SEC reporting. Mr. Siegel will continue to manage input from outside counsel on corporate and litigation matters, and oversee and participate in drafting a broad range of commercial documents and contracts between the Company’s business units (and affiliates) and third parties. Mr. Siegel brings to the Company a diverse and wide background of legal expertise, including mergers and acquisitions, partnerships, securities, litigation and regulatory matters. From 2005 to 2012, Mr. Siegel held positions of increasing responsibility, including Senior Vice President, General Counsel and Secretary, for Standard Microsystems Corporation, a publicly traded global semiconductor company.

Other Executive Management

Other members of our executive management and their ages and positions as of March 21, 2022 include:

Name	Age	Position
Andrea Albertini	52	President, International Distribution Group
James Mullins	57	Senior Vice President, Global Supply Chain
Kelly Murphy	41	Senior Vice President, General Counsel
Christopher Pendergast	59	Senior Vice President, Chief Technology Officer
Michael Racioppi	67	Senior Vice President, Chief Merchandising Officer
Ronald N. South	60	Vice President, Corporate Finance and Chief Accounting Officer
René Willi, Ph.D.	54	Chief Executive Officer, Global Oral Reconstruction Group

Biographies for such other members of our executive management are:

ANDREA ALBERTINI has been with the Company since 2013, and in his current position as President, International Distribution Group, since September 2021. He is also a member of our Executive Management Committee. Mr. Albertini joined the Company as Vice President, International Dental Equipment and later served as President, EMEA Dental Distribution Group from 2019 to September 2021, through which he was responsible for the development and execution of a cohesive dental business strategy across Europe, the Middle East, and Africa. Through his prior positions within the Company, Mr. Albertini gained increasing responsibility and management of the Company’s portfolio of businesses in Southern Europe and China. Prior to joining the Company, Mr. Albertini held leadership positions at Cefla Dental Group and Castellini, leading global manufacturers of dental and medical equipment and instruments.

JAMES MULLINS has been with the Company since 1988, and in his current position as Senior Vice President, Global Supply Chain since 2018. He is also a member of our Executive Management Committee. Mr. Mullins is responsible for leading global supply chain, the U.S. customer service function, acquisitions and integration activity for Global Services, and partnering with the Company’s specialty manufacturing business leaders to share best practices across the organization. Prior to holding his current position, Mr. Mullins held a number of key positions of increasing responsibility within the Company, including Global Chief Customer Service Officer.

KELLY MURPHY has been with the Company since 2011, and in her current position as Senior Vice President and General Counsel since 2021. She is also a member of our Executive Management Committee. Prior to holding her current position, Ms. Murphy held several key positions of increasing responsibility within the Company’s legal function, most recently serving as Vice President and Deputy General Counsel from 2020 to 2021. As General Counsel, she is responsible for the Company’s legal activities related to mergers and acquisitions globally, corporate governance, litigation, and other general corporate legal matters. Through her prior positions within the Company, Ms. Murphy attained significant legal experience and expertise, including with respect to mergers and acquisitions, partnerships, securities, litigation and regulatory matters. Ms. Murphy began her legal career as a legal associate at the global law firm of Clifford Chance, LLP, where she represented companies and financial institutions on a variety of domestic and international corporate matters.

CHRISTOPHER PENDERGAST has been with the Company since 2018, as Senior Vice President and Chief Technology Officer. He is also a member of our Executive Management Committee. Mr. Pendergast brings more than 30 years of experience leading large-scale global IT organizations for companies experiencing growth through acquisition, global expansion and implementing new business models. His expertise includes leading organizations through transformational change, connecting IT to the needs of the business, converting digital complexity into strategy and aligning IT costs. Prior to joining the Company, Mr. Pendergast held global leadership roles, including Chief Technology Officer and Chief Information Officer, at VSP Global, which provides access to eye care and eyewear. During his 10 year tenure at VSP Global, he drove strategy and continuous transformation, optimization and modernization initiatives. Prior to VSP Global, he served in roles of increasing responsibility at Natural Organics, Inc., IdeaSphere Inc./Twinlab Corporation, Rohm and Hass and IBM Corporation.

MICHAEL RACIOPPI has been with the Company since 1992, and in his current position as Senior Vice President, Chief Merchandising Officer since 2008. He is also a member of our Executive Management Committee. Prior to holding his current position, Mr. Racioppi served as President, Medical Group from 2000 to 2008 and Interim President from 1999 to 2000, and Corporate Vice President from 1994 to 2008, with primary responsibility for the Medical Group, Marketing and Merchandising departments. Mr. Racioppi served as Senior Director, Corporate Merchandising from 1992 to 1994. He currently serves on the board of National Distribution and Contracting and he previously served on the board of the Healthcare Distribution Management Association and the

Health Industry Distributors Association (HIDA). Before joining the Company, he was employed by Ketchum Distributors, Inc. as the Vice President of Purchasing and Marketing.

RONALD N. SOUTH has been with the Company since 2008 and in his current position as Vice President, Corporate Finance and Chief Accounting Officer since 2013. He is also a member of our Executive Management Committee. Mr. South is responsible for the Company’s internal and external financial reporting and corporate tax functions. Prior to joining the Company in 2008 as Vice President, Corporate Finance, Mr. South held several leadership roles at Bristol-Myers Squibb, where he served as Vice President, Finance, for the Cardiovascular and Metabolic business lines, Vice President, Controller, for its U.S. Pharmaceutical Division, and Vice President, Corporate General Auditor. Prior to Bristol-Myers Squibb, he served as North American Director of Corporate Audit at PepsiCo, and held several roles of increasing responsibility with PricewaterhouseCoopers LLP, where he advised clients located in the United States, Europe and Latin America. Mr. South is a certified public accountant. On January 4, 2022, the Company’s Board of Directors appointed Mr. South to succeed Mr. Paladino as Senior Vice President and Chief Financial Officer of the Company, effective upon Mr. Paladino’s retirement on April 29, 2022, and Mr. South will replace Mr. Paladino as the Company’s principal financial officer and principal accounting officer.

RENÉ WILLI, PH.D. has been with the Company since 2013, and in his current position as Chief Executive Officer, Global Oral Reconstruction Group since 2021. He previously served as President, Global Dental Surgical Group from 2013 to 2021. He is also a member of our Executive Management Committee. Prior to joining the Company, Dr. Willi held senior level roles with Institut Straumann AG from 2005 to 2013, including as Executive Vice President, Surgical Business Unit. Prior to Straumann, he held roles of increasing responsibility in Medtronic Plc’s cardiovascular division from 2003 to 2005 and with McKinsey & Company as a management consultant from 2000 to 2003.

Summary Compensation Table for Fiscal 2021, Fiscal 2020 and Fiscal 2019

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)		Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	2021 2020 2019	$1,534,262 $751,037 $1,458,423	$0 $0 $0	$4,257,489 $3,438,000 $9,648,000	[5]	$1,512,720 $0 $0	$3,243,324 $1,878,390 $2,998,027	$0 $0 $0	$238,385 $172,210 $318,494	[6]	$10,786,180 $6,239,637 $14,422,944

James P. Breslawski Vice Chairman, President	2021 2020 2019	$798,642 $604,341 $758,942	$0 $0 $0	$1,628,311 $1,572,000 $1,712,000		$691,680 $0 $0	$1,104,178 $705,713 $668,610	$0 $0 $0	$92,221 $57,106 $88,642	[7]	$4,315,032 $2,939,160 $3,228,194

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2021 2020 2019	$629,938 $476,743 $598,788	$0 $0 $0	$1,526,035 $1,473,000 $1,720,000		$648,120 $0 $0	$980,240 $614,385 $985,458	$0 $0 $0	$74,658 $42,153 $75,781	[7]	$3,858,991 $2,606,281 $3,380,027

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	2021 2020 2019	$629,938 $476,743 $598,788	$0 $0 $0	$1,526,035 $1,473,000 $1,720,000		$648,120 $0 $0	$835,564 $599,206 $924,852	$0 $0 $0	$80,740 $48,332 $78,112	[7]	$3,720,397 $2,597,281 $3,321,752

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	2021 2020 2019	$629,938 $476,743 $598,788	$0 $0 $0	$1,424,419 $1,375,000 $1,629,000		$605,000 $0 $0	$783,424 $557,631 $706,709	$0 $0 $0	$80,740 $44,557 $74,506	[7]	$3,523,521 $2,453,931 $3,009,003

1 Represaents additional incentive compensation (i.e., bonus) that was awarded at the discretion of the Compensation Committee.

2 These amounts include two awards of time-based restricted stock units granted to Named Executive Officers on March 3, 2021, including (i) an annual award with four-year cliff vesting and (ii) the one-time Special Pandemic Recognition Award with vesting of 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. (For more information on the Special Pandemic Recognition Award, see “Compensation Structure—Pay Elements-Details—Long-Term Equity-Based Awards—Performance-Based Restricted Stock Unit Awards Granted Prior to Fiscal 2021 and Special Pandemic Recognition Award.”) These amounts represent restricted stock units valued based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718. These amounts do not necessarily reflect the actual value that may be realized by the Named Executive Officer upon vesting. Information regarding assumptions made in valuing the stock awards can be found in Note 15 of the “Notes to Consolidated Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 25, 2021, as filed with the SEC on February 15, 2022.

3 Represents stock options valued based on the Black-Scholes valuation model in accordance with FASB ASC Topic 718. Information regarding assumptions made in valuing the option awards can be found in Note 15 of the “Notes to Consolidated Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 25, 2021, as filed with the SEC on February 15, 2022.

4 Represents annual incentive compensation (i.e., bonus) paid under the PIP. See “Compensation Structure—Pay Elements—Details—Annual Incentive Compensation” under the Compensation Discussion and Analysis for a description of the PIP.

5 Includes performance-based restricted stock unit award (three-year cliff vesting) with a grant date fair value of $3,198,000 granted on March 5, 2019 in connection with the Company’s annual equity grant under its LTIP. Also includes an inducement restricted stock unit award granted to Mr. Bergman on September 9, 2019 with an aggregate grant date fair value of $6,450,000 in connection with the renewal of his employment agreement with half awarded in the form of a performance-based restricted stock unit award and the other half awarded in the form of a time-based restricted stock unit award.

6 Includes the following: (i) $19,500 matching contribution under 401(k) Plan account; (ii) $19,776 in excess life insurance premiums; (iii) $87,898 in SERP contribution; (iv) $1,188 in excess business travel insurance; (v) $1,357 in personal commuting expenses for use of the Company’s car service; (vi) $108,316 for the cost of providing administrative services to Mr. Bergman and (vii) $350 for the cost of providing telephone services. The amount totaling $110,023 (under items (v), (vi) and (vii) above) was included on Mr. Bergman’s W-2 as additional compensation for which he is responsible for paying the applicable taxes. Pursuant to his employment agreement, Mr. Bergman is entitled to use of a Company automobile but Mr. Bergman did not use a Company automobile in fiscal 2021.

7 For each of Messrs. Breslawski, Paladino, Benjamin and Mlotek, includes the following: (i) $20,400 in automobile allowance; (ii) $19,500 in matching contribution under 401(k) Plan account; (iii) $341 in excess business travel insurance; (iv) $15,575, $9,821, $12,283 and $12,283, respectively, in excess life insurance premiums and (v) $24,596 in SERP contribution (except for Mr. Breslawski whose SERP contribution was $36,405). For each of Messrs. Benjamin and Mlotek, such amount also includes $3,620 for the cost of an executive health exam.

CEO Pay Ratio

As a result of the rules adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee, using certain permitted methodologies. There have been no changes in employee population or employee compensation arrangements in fiscal 2021 that we reasonably believe would result in a significant change in our pay ratio disclosure. Accordingly, as permitted by the rules, for fiscal 2021, we used the same median employee and methodology that we used for fiscal 2019, except that we used fiscal 2021 compensation in determining the compensation for our CEO and median employee for calculating the 2021 pay ratio, as described below.

To determine our median employee, we utilized data as of October 1, 2019 (the “Determination Date”). We excluded approximately 800 employees from the following six countries/territories, which represents approximately 4.5% of the Company’s total employee population: Chile, China, Hong Kong SAR, Mexico, Portugal and Thailand. For purposes of determining this exclusion, the Company had approximately 8,900 U.S. employees and approximately 9,200 non-U.S. employees as of the Determination Date.

Country/Territory	Approximate Number of Employees	Approximate Percentage of Total Population
Chile	24	0.13%
China	538	2.97%
Hong Kong SAR	71	0.39%
Mexico	3	0.02%
Portugal	11	0.06%
Thailand	168	0.93%

We then examined the 2019 total cash compensation, including base salary, overtime, bonus and commission (excluding benefits) for all individuals, excluding our CEO, who were employed by us on the Determination Date. We included all employees, whether employed on a full-time, part-time, seasonal or temporary basis. We calculated annual base salary based on a reasonable estimate of hours worked during 2019 for hourly employees, and upon salary levels for the remaining employees. Other than the foregoing, we did not make any material assumptions, adjustments, or estimates with respect to total cash compensation. We annualized the total cash compensation for full-time employees who commenced work after January 1, 2019. We used a valid statistical sampling approach to estimate the total cash compensation for our median employee by selecting an employee whose total cash compensation was at or near the value of the median employee’s compensation.

After identifying the median employee based on total cash compensation, we calculated total annual compensation for that employee and the CEO using the same methodology we use for our Named Executive Officers as set forth in the Summary Compensation Table. We also added the value of employer provided health and welfare benefits and employer retirement contributions to both the CEO and the median employee compensation, as such benefits represent a significant component of our employees’ total compensation.

The median employee’s total annual compensation (including health and welfare benefits and employer retirement contributions) in fiscal 2021 was $72,625. The CEO’s total annual compensation (including health and welfare benefits and employer retirement contributions) in fiscal 2021 was $8,813,472. Therefore, for fiscal 2021, the ratio of CEO pay to median employee pay was 121:1.

Employment and Letter Agreements and Post Termination and Change in Control Arrangements

Employment Agreement with the Chief Executive Officer

The Company and Mr. Bergman entered into an amended and restated employment agreement which became effective as of August 8, 2019. The employment agreement, as amended and restated, is substantially similar to Mr. Bergman’s prior employment agreement which was scheduled to expire on December 31, 2019, and includes the following revisions:

•	Term. The term is extended until December 31, 2022;

•

Equity Grant. A restricted stock unit award granted under the Company’s 2013 Stock Incentive Plan (now known as the 2020 Stock Incentive Plan) to Mr. Bergman, with an aggregate grant date fair value of $6,450,000 (“September 2019 RSU Award”). The September 2019 RSU Award was granted to induce Mr. Bergman to accept the terms of the amended and restated employment agreement;

•

Double Trigger Change in Control Equity Vesting. The “single trigger” vesting of equity awards as a result of a change in control is changed to a “double trigger” vesting provision for all outstanding and future equity awards (i.e., equity awards will vest if Mr. Bergman experiences a qualifying termination in connection with a change in control);

•	Change in Control Definition. The definition of “Change in Control” was changed to conform in certain respects to the definition contained in the 2013 Stock Incentive Plan and award agreements;

•	Release Requirement. The payment of severance and other post-termination benefits to Mr. Bergman is contingent on his execution and non-revocation of a release of claims; and

•

Cash Severance Calculation with respect to Incentive Compensation Component. The cash severance calculation is modified so that if Mr. Bergman’s termination occurs prior to payment of incentive compensation for the immediate preceding year, the last year in the three-year average annual incentive compensation component of severance will be based on the higher of actual performance and target level performance.

The employment agreement provides for Mr. Bergman’s continued employment as our Chairman of the Board of Directors and Chief Executive Officer until December 31, 2022, with successive one-year extensions, provided we give at least six months’ notice of extension to Mr. Bergman, subject to his refusal within 90 days after notice of extension. The employment agreement set Mr. Bergman’s annual base salary at $1,427,000, subject to increase from time to time. On March 3, 2021, the Compensation Committee set Mr. Bergman’s 2021 base salary at $1,543,200. In addition, his employment agreement provides that the Compensation Committee will establish a target annual incentive compensation opportunity for Mr. Bergman which will be a percentage of base salary determined based on the achievement of performance goals. (See “Compensation Structure—Pay Elements—Details—Long-Term Equity-Based Awards” under the Compensation Discussion and Analysis for a discussion on stock awards. See “Compensation Structure—Pay Elements—Details—Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on non-equity incentive plan compensation.) It also provides that Mr. Bergman will be entitled to participate in all benefit, welfare, perquisite, equity or similar plans, policies and programs generally available to our senior executive officers.

Pursuant to his employment agreement, if Mr. Bergman’s employment with us is terminated (i) by us without cause, (ii) by Mr. Bergman for good reason, (iii) as a result of his death or disability or (iv) as a result of a non-renewal of the employment term by us, Mr. Bergman will receive (a) all amounts then owed to him as salary, (b) the incentive compensation due to Mr. Bergman, if any, for the last full fiscal year prior to termination (if not previously paid), (c) a pro rata portion of the incentive compensation payable for the year of termination (based on actual achievement of performance goals), (d) accrued and unpaid vacation pay, and (e) all amounts or benefits accrued and owed to him or his beneficiaries under the then applicable benefit plans, programs and policies of the Company, with the amounts described under clauses (b) and (c) above payable subject to Mr. Bergman (or, in the event of his death, his heirs or estate) executing and not revoking a general release of claims (“Release Requirement”). In the event of Mr. Bergman’s death, these amounts will be paid to Mr. Bergman’s heirs or estate. In addition, in the event Mr. Bergman’s employment is terminated for the reasons above, other than due to death, Mr. Bergman will receive, as severance pay, subject to the Release Requirement, a lump sum equal to 200% of his then annual base salary plus 200% of his average annual incentive compensation paid or payable with respect to the immediately preceding three fiscal years (provided that, in the event Mr. Bergman’s employment is terminated following the end of the most recently completed fiscal year but prior to the payment of the annual incentive compensation for such year, solely for purposes of calculating this severance amount, the annual incentive compensation for the most recent fiscal year shall be the higher of target level of achievement and actual level of achievement), and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each retirement plan maintained by us if we had continued contributions until the end of the year of the termination, less his vested account balance or accrued benefits under each retirement plan.

If Mr. Bergman’s employment is terminated for any reason other than for cause or due to his death, subject to the Release Requirement, Mr. Bergman shall also be entitled to an office comparable to that used by him prior to termination and related office support, including the services of one executive assistant until the last day of the second calendar year following his termination and, due to the deferred compensation rules under Section 409A of the Code, Mr. Bergman will receive a cash payment in lieu of office support benefits for the period from the last day of the second calendar year following his termination until the third anniversary of his termination. In addition, if Mr. Bergman’s employment is terminated for any reason other than for cause or due to his death, subject to the Release Requirement, Mr. Bergman shall be entitled to use of the Company’s car service and, at Mr. Bergman’s option, use of an automobile for a period of two years following his termination.

If Mr. Bergman resigns within two years following a change in control of the Company for good reason or if Mr. Bergman’s employment is terminated without cause within two years following a change in control or during a specified period in advance of a change in control, Mr. Bergman will receive, as severance pay and subject to the Release Requirement, in lieu of the foregoing, a pro rata portion of the annual incentive compensation payable for the year of termination (based on actual achievement of performance goals), 300% of his then annual base salary plus 300% of Mr. Bergman’s incentive compensation paid or payable with respect to whichever of the immediately preceding two fiscal years of the Company ending prior to the date of termination was higher, and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each retirement plan maintained by us if we had continued contributions thereunder until the end of the year of the termination, less Mr. Bergman’s vested account balance or accrued benefits under each retirement plan upon a change in control.

If Mr. Bergman’s employment is terminated (i) by the Company without cause, by Mr. Bergman for good reason, due to Mr. Bergman’s retirement, or due to the Company choosing not to renew his employment term, in each case, within two years following a change in control of the Company, or (ii) by the Company without cause during a specified period in advance of a Change in Control, then, subject to the Release Requirement, all unvested outstanding options, restricted stock units and shares of restricted stock shall become fully vested (with any performance-vesting restricted stock units and shares of restricted stock vesting at the target level of performance) on the later of the date of the change in control of the Company and termination of Mr. Bergman’s employment. For purposes of Mr. Bergman’s employment agreement and the September 2019 RSU Award, Mr. Bergman’s termination will qualify for “retirement” only if Mr. Bergman and the Company mutually agree to Mr. Bergman’s “retirement” and the “retirement” date.

In the event Mr. Bergman’s employment is terminated for any reason other than for cause or due to his death following a change in control, subject to the Release Requirement, Mr. Bergman shall also be entitled to an office comparable to that used by him prior to termination and related office support, including the services of one executive assistant until the last day of the second calendar year following his termination, and due to the deferred compensation rules under Section 409A of the Code, Mr. Bergman will receive a cash payment in lieu of office support benefits for the period from the last day of the second calendar year following his termination until the fourth anniversary of his termination. In addition, in the event Mr. Bergman’s employment is terminated by us without cause, Mr. Bergman resigns for good reason or his employment term is not renewed following a change in control, subject to the Release Requirement, Mr. Bergman shall be entitled to use of the Company’s car service and, at Mr. Bergman’s option, use of an automobile until the last day of the second calendar year following his termination, and due to the deferred compensation rules under Section 409A of the Code, Mr. Bergman will receive a cash payment in lieu of the transportation benefit for the period from the last day of the second calendar year following his termination until the third anniversary of his termination. If any amounts owed to Mr. Bergman in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut-back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due to Mr. Bergman after imposition of the excise tax would be greater (in which case no reduction will occur).

Unless his employment agreement is terminated for cause, subject to the Release Requirement, we will continue the participation of Mr. Bergman and his spouse in the health and medical plans, policies and programs in effect with respect to our senior executive officers and their families after the termination or expiration of his employment agreement, with coverage for Mr. Bergman and his spouse continuing until their respective deaths which may be reduced by any health and medical benefits that Mr. Bergman and his spouse become eligible to receive under any health and medical benefit plans of any subsequent employer. Such health and medical coverage may be provided pursuant to a fully-insured replacement policy or annual cash payments to obtain a replacement policy.

Mr. Bergman is subject to restrictive covenants, including non-solicitation, non-diversion and non-compete provisions, while he is employed by us and for specified periods of time thereafter. Pursuant to such provisions in his employment agreement, Mr. Bergman shall not, directly or indirectly, engage in any activity competitive with the Company’s business or recruit, solicit or induce (or attempt to recruit, solicit or induce) any employee of, or consultant to, the Company or any of its affiliates to terminate their employment with the Company or any of its affiliates, or divert (or attempt to divert) any person or entity from doing business with the Company or any of its Affiliates or induce (or attempt to induce) any person or entity from ceasing to be a customer or other business partner of the Company or any of its affiliates, during Mr. Bergman’s employment term and (i) for one year thereafter if his employment is terminated (a) by us without cause, (b) by Mr. Bergman for good reason, (c) due to the Company choosing not to renew his employment term, or (d) as a result of his disability, or (ii) until the later of (a) the second anniversary of the expiration of his employment term and (b) his termination date if such termination is by us for cause or due to Mr. Bergman terminating his employment by giving 180 days’ notice. We may, at our option, extend the initial one-year term of the non-compete described by clause (i) above for an additional year if we provide Mr. Bergman notice of such extension no later than 180 days prior to expiration of the term and we pay Mr. Bergman his annual base salary in effect on his date of termination. Mr. Bergman is also subject to confidentiality provisions.

In order to induce Mr. Bergman to accept the terms of the amended and restated employment agreement (which included a three-year renewal of his employment term), entered into on August 8, 2019, the Compensation Committee approved the grant of the September 2019 RSU Award. The September 2019 RSU Award was comprised of 52,500 restricted stock units being awarded in the form of a performance-based restricted stock unit award (“Performance-Based RSU Award”) and 52,500 restricted stock units being awarded in the form of a time-based restricted stock unit award (“Time-Based RSU Award”), each with a grant date the first business day following the 20th trading day after the employment agreement’s effective date (resulting in a September 9, 2019 grant date). Except with respect to pro rata or full acceleration of the vesting of the September 2019 RSU Award that will apply in the event of certain termination events, the Performance-Based RSU Award will become vested on December 31, 2022, subject to the achievement of performance goals and Mr. Bergman’s continued firm employment through such date, and the Time-Based RSU Award will vest on December 31, 2022, subject to Mr. Bergman’s continued employment through that date. In the event of Mr. Bergman’s retirement, his resignation for good reason or termination by us without cause prior to December 31, 2022, a pro rata portion of the September 2019 RSU Award will vest as of Mr. Bergman’s termination of employment, subject to the achievement of the performance target with respect to the Performance-Based RSU Award, with the remaining September 2019 RSU Award subject to the original vesting criteria and, in the case of Mr. Bergman’s retirement, compliance with the restrictive covenants included in his employment agreement through December 31, 2022. In the event of Mr. Bergman’s death or disability, or in the event Mr. Bergman’s employment is terminated for any reason (other than by the Company for cause) within two years of a change in control of the Company, the September 2019 RSU Award will become fully vested, and, in the case of the Performance-Based RSU Award, without regard to the achievement of the performance target. Once vested, the September 2019 RSU Award will generally be settled within 30 days of the specified event except that upon certain terminations, the pro rata vested portion of September 2019 RSU Award will be settled on the six-month anniversary of termination of employment, with any remaining September 2019 RSU Award that vests on December 31, 2022 generally being settled within 30 days of December 31, 2022, subject to accelerated vesting in certain terminations in connection with a change in control described above.

Named Executive Officers Other than the Chief Executive Officer

We have entered into change in control agreements with the Named Executive Officers, other than Mr. Bergman, that provide that if the executive’s employment is terminated by us without cause or by the executive for good reason within two years following a change in control of the Company, we will pay and provide the executive with (i) the executive’s base salary (defined to include salary plus the executive’s annual automobile allowance and the Company’s contribution to the 401(k) Plan and SERP for the year prior to the change in control) through the termination date, (ii) severance pay equal to 300% of the sum of the executive’s base salary (as defined in (i)) and target bonus, (iii) a pro rata annual incentive compensation based on actual achievement for the year in which termination occurs, (iv) immediate vesting of all outstanding stock options, restricted or deferred stock/unit awards and non-qualified retirement benefits, (v) elimination of all restrictions on any restricted or deferred stock/unit awards, (vi) settlement of all deferred compensation arrangements in accordance with the applicable plan and (vii) continued participation in all health and welfare plans for 24 months (provided that such coverage will terminate when the executive receives substantially equivalent coverage from a subsequent employer) at the same level of participation for each executive on the termination date, except that the health coverage may be provided pursuant to a fully-insured replacement policy or two annual cash payments to obtain a replacement policy. Notwithstanding the foregoing, if an executive’s employment is terminated by us without cause or by the executive for good reason, in either case, (i) within 90 days prior to a change in control or (ii) after the first public announcement of the pendency of the change in control, the executive will be entitled to the benefits described above. In the event any payments to the executive become subject to the excise tax imposed by Section 4999 of the Code, we will cut-back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due to the executive after imposition of the excise tax would be greater (in which case no reduction will occur).

Pursuant to the change in control agreements, the Named Executive Officers, other than Mr. Bergman (who is subject to restrictive covenants under his employment agreement as opposed to a change in control agreement), are also subject to restrictive covenants, such as confidentiality and non-disparagement provisions. Additionally, during each Named Executive Officer’s employment and for a period of 24 months thereafter, each Named Executive Officer agreed that he or she will not, without the Company’s prior written consent, solicit our employees for employment.

Tax Gross-Up Provisions

We do not provide any tax gross-ups to our executive officers (other than for relocation expenses).

Compensation Policies and Practices as they Relate to Risk Management

The Company conducted a risk assessment of its compensation policies and practices for all employees, including executive officers. The Compensation Committee reviewed the Company’s risk assessment process and results and determined that our compensation programs are not reasonably likely to have a material adverse effect on the Company.

Post Termination and Change in Control Calculations

The amounts set forth in the table below represent amounts that would have been paid to the Named Executive Officers, pursuant to their employment (if applicable), change in control and equity award agreements, if such Named Executive Officers’ employment was terminated on December 25, 2021 (the last business day of fiscal 2021) under the various scenarios set forth below or in connection with a change in control that occurred on such date.

Name and Principal Position; Post Termination/Change in Control Scenario	Cash Payment	Continuation of Health/ Welfare Benefits (present value)	Acceleration and Continuation of Equity Award[1]	Other Compensation	Excise Tax Gross-up2	Total Termination Benefits[3]

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)

Company termination for cause	$0	$0	$0	$0	n/a	$0[4]

Resignation without good reason and not due to retirement	$0	$315,000	$0	$466,505	n/a	$781,505[5]

Company termination without cause, due to voluntary resignation for good reason or due to Company non-renewal of employment contract	$10,765,161	$315,000	$7,867,650	$468,270	n/a	$19,416,081[6]

Resignation due to retirement not in connection with a change in control	$0	$315,000	$10,482,654	$466,505	n/a	$11,264,159[7]

Termination due to disability	$10,765,161	$315,000	$20,432,521	$468,270	n/a	$31,980,952[8]

Resignation for good reason or Company termination without cause within two years after a change in control or Company termination without cause within 90 days prior to a change in control or after the first public announcement of a pending change in control.	$16,867,005	$315,000	$22,372,808	$624,224	n/a	$40,179,037[9]

Resignation due to retirement within two years of a change in control	$0	$315,000	$22,372,808	$466,505	n/a	$23,154,313[10]

Death of executive	$3,243,324	$160,000	$20,432,521	$0	n/a	$23,835,845[11]

All Named Executive Officers, Other than the CEO

Termination without cause, voluntary termination for good reason within two years following a change in control, within 90 days prior to a change in control or after the first public announcement of a pending change in control

James P. Breslawski Vice Chairman, President	$6,356,743	$44,719	$7,260,837	$0	n/a	$13,662,299[12]

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$5,350,027	$62,205	$6,951,655	$0	n/a	$12,363,887[12]

Name and Principal Position; Post Termination/Change in Control Scenario	Cash Payment	Continuation of Health/ Welfare Benefits (present value)	Acceleration and Continuation of Equity Award[1]		Other Compensation	Excise Tax Gross-up2	Total Termination Benefits[3]

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$5,205,351	$42,067	$6,951,655		$0	n/a	$12,199,073	[12]

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	$4,980,711	$42,727	$6,518,695		$0	n/a	$11,542,133	[12]

Death or Disability

James P. Breslawski Vice Chairman, President	$0	$0	$6,671,007	[13]	$0	n/a	$6,671,007

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$0	$0	$6,392,867	[13]	$0	n/a	$6,392,867

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$0	$0	$6,392,867	[13]	$0	n/a	$6,392,867

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	$0	$0	$5,995,855	[13]	$0	n/a	$5,995,855

1 Represents the value of unvested restricted stock units and unvested stock options that would accelerate and vest, if any, on termination. In the case of time-based restricted stock units, the value is calculated by multiplying the number of shares of restricted stock units that accelerate by $74.93, the per share closing price of common stock on December 23, 2021. In the case of performance-based restricted stock units, the value is calculated by multiplying the number of shares of restricted stock units granted on the grant date (i.e., target award) by $74.93, the per share closing price of common stock on December 23, 2021. In the case of stock options, the value is calculated by muliplying the number of unvested stock options that accelerate by the difference between $74.93 (the per share closing price of common stock on December 23, 2021) and the exercise price of the applicable stock options. This Post Termination and Change in Control Calculations table represents amounts that would have been paid to the Named Executive Officers, pursuant to their employment (if applicable), change in control and equity award agreements, if such Named Executive Officers’ employment was terminated on December 24, 2021.

2 We do not provide any tax gross-ups to our executive officers (other than for relocation expenses).

3 Does not include the vested SERP amounts for the Named Executive Officers. Such vested amounts are paid following a termination of employment (subject to a six month delay in certain instances) or within 30 days following a change in control. Also does not include the amounts for the Named Executive Officers under the Company’s Deferred Compensation Plan, all of which are fully vested and consist solely of participant contributions. Such vested amounts become payable upon a termination of employment as a result of death or disability in a lump sum cash payment within 60 days after such employment termination. Such vested amounts also become payable in a lump sum cash payment within 60 days following a change in control. (See “Nonqualified Compensation for Fiscal 2021” tables for additional disclosure regarding these vested amounts.)

4 The Company will have no further obligation to Mr. Bergman, except payment of his vested SERP and Deferred Compensation Plan account balances.

5 Includes (i) health and welfare coverage for Mr. Bergman and his wife until death and (ii) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination). Under his employment agreement, Mr. Bergman may resign without good reason and still be entitled to these benefits so long as he resigns upon providing 180 days prior written notice to the Company.

6 Includes (i) annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) a make-up pension payment, calculated as the value of the excess of (a) the fully vested value of benefits to Mr. Bergman under existing retirement plans (including the Company’s 401(k) and SERP plans), assuming additional credit for the period from the termination date through the immediately succeeding December 31 over (b) his vested accrued benefits as of the termination date (such excess, if any, the “Make-Up Pension Payment”), (iii) 200% current base annual salary, (iv) 200% average annual incentive compensation paid in the previous three years, (v) health and welfare coverage for Mr. Bergman and his wife until death and (vi) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination). Mr. Bergman is also entitled to receive pro rata vesting of his September 2019 performance-based restricted stock unit award (as of his termination date), as well as continued vesting of such award following his termination date through December 31, 2022 based on achievement of the performance goal. As of December 25, 2021, the value of the pro rata vesting is $2,727,669, and the present value of the full vesting after December 25, 2021 and until December 31, 2022 is $1,201,267 in each case assuming the performance target is achieved. In addition, Mr. Bergman is entitled to receive pro rata vesting of his September 2019 time-based restricted stock unit award (as of his termination date), as well as deemed vesting of such award on December 31, 2022. As of December 25, 2021, the value of the pro rata vesting is $2,727,669 and the present value of full vesting after December 25, 2021 and until December 31, 2022 is $1,201,267.

7 Includes (i) health and welfare coverage for Mr. Bergman and his wife until death and (ii) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination). Mr. Bergman is also entitled to receive pro rata vesting (as of his termination date) of his time-based restricted stock unit awards granted in 2021. Additionally, Mr. Bergman is entitled to receive pro rata vesting (as of his termination date) of his September 2019 performance-based restricted stock unit award, as well as continued vesting of such award following his termination date through December 31, 2022 based on achievement of the performance goal and subject to his compliance with restrictive covenants in his employment agreement. As of December 25, 2021, the value of the pro rata vesting is $2,727,669, and the present value of the full vesting after December 25, 2021 and until December 31, 2022 is $1,201,267 in each case assuming the performance target is achieved. In addition, Mr. Bergman is entitled to receive pro rata vesting of his September 2019 time-based restricted stock unit award (as of his termination date), as well as deemed vesting of such award on December 31, 2022, subject to his compliance with restrictive covenants in his employment agreement. As of December 25, 2021, the value of the pro rata vesting is $2,727,669 and the present value of full vesting after December 25, 2021 and until December 31, 2022 is $1,201,267. Mr. Bergman is also entitled to receive continued vesting of his unvested stock option awards following his termination date. As of December 25, 2021, the present value of full vesting after December 25, 2021 is $1,086,878.

8 Includes (i) annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) the Make-Up Pension Payment, (iii) pro rata vesting (as of the termination date) of all performance-based restricted stock units granted in 2019 and 2020 (at target level of performance), (iv) full vesting of the September 2019 performance-based restricted stock unit grant (vesting at target level of performance), the September 2019 time-based restricted stock unit grant and the 2021 time-based restricted stock unit grant, (v) full vesting of all unvested stock options, (vi) 200% current base annual salary, (vii) 200% average annual incentive compensation paid in the previous three years, (viii) health and welfare coverage for Mr. Bergman and his wife until death and (ix) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination).

9 Includes (i) a pro rata portion of the annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) 300% current base annual salary, (iii) 300% of highest annual incentive compensation paid in the previous two years, (iv) full vesting of any unvested equity awards (with any performance-based equity awards vesting at target level of performance), (v) health and welfare coverage for Mr. Bergman and his wife until death, (vi) use of the Company’s car service for two years (as well as a cash payment in lieu of such services from the last day of the second calendar year following termination until the third anniversary of termination), (vii) the Make-Up Pension Payment and (viii) office space and administrative assistance for two years (as well as a cash payment in lieu of such services from the last day of the second calendar year following termination until the fourth anniversary of termination). With respect to the acceleration and continuation of equity awards, this includes amounts payable on a resignation or a Company termination (other than for cause) within two years after a change in control. If any amounts owed to Mr. Bergman in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due after imposition of the excise tax would be greater (in which case no reduction will occur).

10 Includes the payments and benefits described in footnote 7 above, except that all of Mr. Bergman’s outstanding equity awards will fully vest (with any performance-based equity awards vesting at target level of performance). If any amounts owed to Mr. Bergman in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due after imposition of the excise tax would be greater (in which case no reduction will occur).

11 Includes (i) annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) pro rata vesting (as of the termination date) of all performance-based restricted stock units granted in 2019 and 2020 (vesting at target level of performance), (iii) full vesting of the September 2019 performance-based restricted stock unit grant (vesting at target level of performance), the September 2019 time-based restricted stock unit grant and the 2021 time-based restricted stock unit grant, (iv) full vesting of all unvested stock options and (v) health and welfare coverage for Mr. Bergman’s wife until death.

12 Includes (i) annual incentive compensation payable for the year in which termination occurs based on achievement of performance goals, (ii) 300% current annual salary (defined to include salary plus the executive’s annual automobile allowance and the Company’s contribution to the 401(k) Plan and SERP plan for the full year preceding the change in control), (iii) 300% annual incentive compensation at target level in the year of termination, (iv) full vesting of any unvested equity awards (with any performance-based equity awards vesting at target level of performance) and (v) health and welfare continuation of plans for 24 months following termination or until coverage with subsequent employer begins. If any amounts owed to Messrs. Breslawski, Paladino, Benjamin and/or Mlotek in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due after imposition of the excise tax would be greater (in which case no reduction will occur).

13 In the event of any termination of employment due to death or disability, the Named Executive Officers (other than Mr. Bergman, whose termination arrangement is discussed above) are entitled to full vesting of their respective time-based restricted stock units granted in 2018, 2019, 2020 and 2021, full vesting of their respective stock option awards granted in 2021 and pro rata vesting (as of the termination date) of their respective performance-based restricted stock units granted in 2019 and 2020 (assuming achievement at target level).

Other Information Related to Summary Compensation Table

Stock Awards and Option Awards

See “Compensation Structure—Pay Elements—Details—Long-Term Equity-Based Awards” under the Compensation Discussion and Analysis for a discussion of stock awards and stock option awards.

Non-Equity Incentive Plan Compensation

See “Compensation Structure—Pay Elements—Details—Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on non-equity incentive plan compensation.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

For employees of the Company, including Named Executive Officers, we do not maintain a qualified defined benefit plan.

We maintain a Supplemental Executive Retirement Plan for certain eligible participants who are not able to receive the full Company matching contribution under our 401(k) Plan due to certain Internal Revenue Service limits. The SERP provides for various vesting percentages based on service with the Company. Vesting will also occur upon a participant’s death, disability or attainment of age 65 or upon a change in control, in each case, while employed. Investment return on the contributions is generally equal to the earnings and losses that would occur if 40% of the contributions were invested in the Company stock fund under our 401(k) Plan and 60% were invested equally among the other investment alternatives available under our 401(k) Plan. Effective January 1, 2014, the SERP was amended to allow participants to direct the hypothetical investments of their deferral accounts subject to certain restrictions applicable to investments in the Company stock fund. A participant’s vested SERP benefit is paid following a termination of employment (subject to a six month delay in certain instances) or a change in control.

We also maintain a Deferred Compensation Plan pursuant to which our Named Executive Officers are eligible to participate. We do not make any contributions to the Deferred Compensation Plan and the amounts under the plan consist entirely of participant contributions and are fully vested. The amounts under the Deferred Compensation Plan may become payable during employment upon designated fixed payment dates or following a termination of employment (subject to a six month delay in certain instances) or a change in control of the Company.

All Other Compensation

See “Compensation Structure—Pay Elements—Details—Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on all other compensation.

Grants of Plan-Based Awards for Fiscal 2021

Name and Principal Position	Type of Grant[1]	Grant Date	Estimated Potential Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards[4] Number of Shares of Stock or Units (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[5]
			Thres- hold ($)	Target ($)	Maximum[2] ($)	Thres- hold (#)	Target (#)	Maximum (#)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	PIP RSU SO	n/a 3/3/2021 3/3/2021	$98,780	$2,319,000	$3,418,629	n/a	n/a	n/a	67,892	89,510	$62.71	$4,257,507 $1,512,720

James P. Breslawski Vice Chairman, President	PIP RSU SO	n/a 3/3/2021 3/3/2021	$69,700	$871,250	$1,389,644	n/a	n/a	n/a	25,966	40,927	$62.71	$1,628,328 $691,680

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	PIP RSU SO	n/a 3/3/2021 3/3/2021	$75,850	$758,500	$1,001,220	n/a	n/a	n/a	24,335	38,350	$62.71	$1,526,048 $648,120

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	PIP RSU SO	n/a 3/3/2021 3/3/2021	$75,850	$758,500	$1,008,805	n/a	n/a	n/a	24,335	38,350	$62.71	$1,526,048 $648,120

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	PIP RSU SO	n/a 3/3/2021 3/3/2021	$42,340	$701,000	$983,082	n/a	n/a	n/a	22,714	35,798	$62.71	$1,424,395 $605,000

1 “PIP” means annual incentive compensation (i.e., bonus) paid under the Company’s 2021 Performance Incentive Plan. “RSU” means restricted stock unit awards made pursuant to the Company’s 2020 Stock Incentive Plan. “SO” means options. See “Compensation Structure—Pay Elements—Details—Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on the PIP.

2 The maximum payout percentage under the PIP for the Named Executive Officers is 150% for the Company Financial/EPS Goal, ranges from 130% to 200% for the Business Financial Goal (depending on the specific category of the goal applicable to such Named Executive Officer) and is 115% for the Individual Performance Goals.

3 The Company did not issue performance-based restricted stock units to its Named Executive Officers in fiscal 2021.

4 These amounts include two awards of time-based restricted stock units granted to Named Executive Officers on March 3, 2021, including (i) an annual award with four-year cliff vesting and (ii) the one-time Special Pandemic Recognition Award with vesting of 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. (For more information on the Special Pandemic Recognition Award, see “Compensation Structure—Pay Elements-Details—Long-Term Equity-Based Awards—Performance-Based Restricted Stock Unit Awards Granted Prior to Fiscal 2021 and Special Pandemic Recognition Award.”)

5 The grant date fair value of these stock options is based the Black-Scholes valuation model in accordance with FASB ASC Topic 718. The grant date fair value of these restricted stock units valued based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718. These amounts do not necessarily reflect the actual value that may be realized by the Named Executive Officer upon vesting. Information regarding assumptions made in valuing the stock awards can be found in Note 15 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 25, 2021, as filed with the SEC on February 15, 2022.

Estimated Potential Payouts Under Non-Equity Incentive Plan Awards

The PIP awards paid to the Named Executive Officers appear in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.” The threshold, target and maximum amount of these PIP awards appear in the Grants of Plan-Based Awards Table in the column captioned “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

Estimated Future Payouts Under Equity Incentive Plan Awards, All Other Stock Awards and All Other Option Awards

Awards of time-based restricted stock units granted to the Named Executive Officers appear in the Summary Compensation Table in the column captioned “Stock Awards.” Stock option awards granted to the Named Executive Officers appear in the Summary Compensation Table in the column captioned “Option Awards.”

The threshold, target and maximum amount of the performance-based restricted stock units appear in the Grants of Plan-Based Awards Table in the column captioned “Estimated Future Payouts Under Equity Incentive Plan Awards.”

Exercise or Base Price of Option Awards

The exercise price of the stock options granted to Named Executive Officers on March 3, 2021 appears in the Grants of Plan-Based Awards Table in the column captioned “Exercise or Base Price of Option Awards.”

Outstanding Equity Awards at 2021 Fiscal Year-End

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options[1] (#)	Option Exercise Price ($)	Option Expiration Date[2]	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units of Stock That Have Not Vested[4] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[5] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[3] ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	0	89,510	n/a	$62.71	3/3/2031	120,392	$9,020,973	188,132	$14,096,731

James P. Breslawski Vice Chairman, President	0	40,927	n/a	$62.71	3/3/2031	54,454	$4,080,238	43,529	$3,261,628

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	0	38,350	n/a	$62.71	3/3/2031	51,722	$3,875,529	42,020	$3,148,559

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	0	38,350	n/a	$62.71	3/3/2031	51,722	$3,875,529	42,020	$3,148,559

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	0	35,798	n/a	$62.71	3/3/2031	48,417	$3,627,886	39,473	$2,957,712

1 The Company does not issue performance-based options.

2 All stock options granted under the 2020 Stock Incentive Plan have a ten year term unless otherwise terminated earlier in accordance with the plan.

3 Represents time-based restricted stock units awarded to the Named Executive Officers as part of their equity grants. For Mr. Bergman, such amount includes, in addition to his annual awards, time-based restricted stock units granted on September 9, 2019 in connection with the renewal of his employment agreement.

4 Based on the closing market price of $74.93 of the Company’s common stock on December 23, 2021, the last trading day in fiscal 2021.

5 Represents the number of performance-based restricted stock units granted in 2019 and 2020, each under the Company’s 2020 Stock Incentive Plan. The Company did not issue performance-based restricted stock units to its Named Executive Officers in 2021. As the threshold payout amount is zero, such number represents the number of shares based on the target payout at the end of fiscal 2021, but (i) excludes performance-based restricted stock units that were forfeited under the 2019 LTIP when it subsequently vested on March 4, 2022 (the vesting date of March 5, 2022 was a Saturday so the restricted stock units vested on the preceding business day) and (ii) includes additional performance-based restricted stock units that we estimate will be paid out under the 2020 LTIP. For Mr. Bergman, such amount includes, in addition to his annual awards, performance-based restricted stock units granted on September 9, 2019 in connection with the renewal of his employment agreement.

Option Exercises and Stock Vested for Fiscal 2021

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)[1]	Value Realized on Vesting ($)[2]

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	0	$0	11,530	$725,468

James P. Breslawski Vice Chairman, President	0	$0	11,705	$733,581

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	0	$0	10,972	$687,642

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	0	$0	10,972	$687,642

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	0	$0	10,240	$641,766

1 For each Named Executive Officer such amount represents performance-based restricted stock units (three-year cliff vesting) granted on March 2, 2018. For each Named Executive Officer (other than Mr. Bergman) such amount also represents time-based restricted stock units (four-year cliff vesting) granted on March 6, 2017.

2 The value realized from vesting of restricted stock units is deemed to be the market value of the common stock on the date of vesting, multiplied by the number of shares of common stock underlying the restricted stock units that vested. The closing market price on March 2, 2021 was $62.92 and on March 5, 2021 (the vesting date of March 6, 2021 was a Saturday so the restricted stock units vested on the preceding business day) was $62.57.

Nonqualified Deferred Compensation for Fiscal 2021

The following table provides information regarding our SERP. (See “Compensation Structure—Pay Elements—Details—Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on our SERP.) In fiscal 2020, the Compensation Committee suspended the Company contributions under the Supplemental Employee Retirement Plan (“SERP”) for the second half of fiscal 2020, which would have been distributed to the executives’ accounts in fiscal 2021.

Name and Principal Position	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	$0	$8,424	$720,522	$0	$4,945,474

James P. Breslawski Vice Chairman, President	$0	$1,096	$514,101	$0	$3,266,316

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$0	$0	$317,065	$0	$1,775,191

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$0	$0	$244,592	$0	$1,738,087

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	$0	$0	$147,571	$0	$1,424,916

The following table provides information regarding our Deferred Compensation Plan. The Company does not make any contributions to the Deferred Compensation Plan. All amounts in such plan are fully vested and consist solely of participant contributions. Such vested amounts may become payable during employment upon designated fixed payment dates or following a termination of employment (subject to a six month delay in certain instances) or a change in control of the Company. (See “Compensation Structure—Pay Elements—Details—Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on our Deferred Compensation Plan.)

Name and Principal Position	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	$0	$0	$0	$0	$0

James P. Breslawski Vice Chairman, President	$0	$0	$120,837	$0	$784,778

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$0	$0	$0	$0	$0

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$0	$0	$0	$0	$0

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	$0	$0	$984,111	$0	$6,055,174

Director Compensation for Fiscal 2021

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)		Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5] ($)	All Other Compensation ($)		Total ($)

Mohamad Ali	$91,250	$175,000		$0	$0	$0	$0		$266,250

Barry J. Alperin	$148,241	$175,000		$0	$0	$0	$0		$323,241

Paul Brons (former director)	$39,732	$175,000		$0	$0	n/a	$50,202	[6]	$264,934

Deborah Derby	$92,609	$175,000		$0	$0	n/a	$0		$267,609

Shira Goodman (former director)	$39,732	$175,000		$0	$0	n/a	$41,667	[7]	$256,399

Joseph L. Herring	$151,200	$175,000		$0	$0	n/a	$0		$326,200

Kurt P. Kuehn	$129,800	$175,000		$0	$0	n/a	$0		$304,800

Philip A. Laskawy	$155,400	$175,000		$0	$0	$0	$0		$330,400

Anne H. Margulies	$109,800	$175,000		$0	$0	$0	$0		$284,800

Carol Raphael	$112,000	$175,000		$0	$0	n/a	$0		$287,000

E. Dianne Rekow, DDS, Ph.D.	$103,200	$175,000		$0	$0	$0	$0		$278,200

Scott P. Serota	$8,314	$0	[8]	$0	$0	n/a	$37,500	[9]	$45,814

Bradley T. Sheares, Ph.D.	$146,800	$175,000		$0	$0	n/a	$0		$321,800

Reed V. Tuckson, M.D., FACP	$65,915	$175,000		$0	$0	n/a	$0		$240,915

1 These cash fee amounts have not been reduced to reflect a director’s election to defer receipt of cash fees pursuant to the Non-Employee Director Deferred Compensation Plan (“Director Deferred Plan”); these deferrals are indicated in footnote 5 below.

2 Includes restricted stock unit awards valued based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718. The amounts shown in the table above do not necessarily reflect the actual value that may be realized by the non-employee director upon vesting. Information regarding assumptions made in valuing the stock awards can be found in Note 15 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 25, 2021, as filed with the SEC on February 15, 2022. The amounts in this column have not been reduced to reflect a director’s election to defer receipt of shares of common stock underlying the restricted stock units. With respect to the aggregate number of stock awards (including restricted stock units) outstanding at fiscal 2021 year end, each non-employee director had 2,790 restricted stock units, except Dr. Tuckson had 2,217 restricted stock units and Mr. Serota had no restricted stock units. With respect to the aggregate number of restricted stock units that vested but, per the director’s election, the payment date has been deferred, Mr. Kuehn had 11,843 restricted stock units, Mr. Laskawy had 28,366 restricted stock units, Ms. Margulies had 9,107 restricted stock units, Dr. Rekow had 2,972 restricted stock units and Dr. Sheares had 36,833 restricted stock units, at fiscal 2021 year end. Ms. Raphael and Messrs. Ali, Alperin and Herring did not elect to defer the payment date of any restricted stock units.

3 None of the non-employee directors had any option awards outstanding at the end of fiscal 2021.

4 The Company does not grant performance-based annual incentive compensation (i.e., bonus) to non-employee directors.

5 Ms. Margulies and Mr. Ali participated in the Director Deferred Plan in 2021 and elected to defer all of their non-employee director cash compensation in in fiscal 2021 ($109,800 and $91,250, respectively). Messrs. Alperin, Laskawy and Dr. Rekow have participated in the Director Deferred Plan in prior years but did not elect to defer any amounts into such plan in fiscal 2021.

6 Represents fees paid to Mr. Brons for post-directorship consulting services pursuant to a consulting agreement dated July 1, 2021. Pursuant to the agreement, such fees were paid to Mr. Brons in Euros. The amount reported in the table above reflects the conversion of such amount from Euros to U.S. dollars based on the Company’s applicable monthly transaction foreign exchange rates (set at fiscal month-end) which are obtained from Bloomberg F043 BGN fix.

7 Represents fees paid to Ms. Goodman for post-directorship consulting services pursuant to a consulting agreement dated July 1, 2021.

8 Mr. Serota was appointed as a director by the Board of Directors on December 7, 2021 and did not receive a stock award in fiscal 2021.

9 Represents fees paid to Mr. Serota for consulting services pursuant to a consulting agreement dated March 15, 2021, the term of which expired on August 15, 2021 (prior to his appointment to the Company’s Board of Directors on December 7, 2021).

Annual Limit on Director Compensation

In February 2017, the Compensation Committee approved an annual limit on director compensation that provides that any equity-based awards granted to any non-employee director under the 2015 Non-Employee Director Stock Incentive Plan in respect of any fiscal year plus any cash-based compensation granted to any non-employee director in respect of any such fiscal year, in each case solely with respect to his or her service to the Board of Directors, may not exceed $650,000 based on the aggregate fair market value (determined as of the date of grant) of any equity-awards plus the aggregate value (determined as of the date of grant) of any cash-based compensation.

Fees Earned or Paid in Cash

Directors who are employees of the Company receive no compensation for service as directors. Directors who are not officers or employees of the Company receive such compensation for their services as the Board of Directors may determine from time to time. In December 2020, following a benchmarking analysis, the Compensation Committee reviewed compensation paid to non-employee directors and determined such amounts should remain unchanged in fiscal 2021 compared to fiscal 2020. In fiscal 2021, each non-employee director was entitled to receive an annual retainer of $90,000. Each non-employee director also received $2,200 for each committee meeting attended. The retainers for service as a Committee Chairperson for fiscal 2021 were $15,000 for the Chairperson of the Nominating and Governance Committee, Regulatory, Compliance and Cybersecurity Committee and Strategic Advisory Committee and $20,000 for the Chairperson of the Audit Committee and the Compensation Committee. The Lead Director’s retainer for fiscal 2021 was $35,000.

Stock Awards

On March 3, 2021, each of the Company’s non-employee directors as of such date was granted 2,790 restricted stock units under the Company’s 2015 Non-Employee Director Stock Incentive Plan, with each award having a grant date fair value of $175,000. Following his appointment as a director at the Company’s annual meeting of stockholders in May 2021, on June 11, 2021, Dr. Tuckson was granted 2,217 restricted stock units under the Company’s 2015 Non-Employee Director Stock Incentive Plan, with such award having a grant date fair value of $175,000. The value of the LTIP restricted stock unit awards for the non-employee directors was unchanged in fiscal 2021 compared to the value of their awards in fiscal 2020 and fiscal 2019. The restricted stock units granted to the non-employee directors in 2021 are subject to time-based vesting and cliff vest at the end of 12 months from the grant date, based on continued service through the applicable vesting date.

All such grants under the 2015 Non-Employee Director Stock Incentive Plan (i) were issued on the date they were approved by the Compensation Committee (except with respect to Mr. Tuckson, where the grant date was a fixed date after the date on which such grant was approved by the Compensation Committee following his appointment) and (ii) provide for full accelerated vesting upon a change in control (as defined in the 2015 Non-Employee Director Stock Incentive Plan or as defined under Section 409A of the Code), provided that no termination of services has occurred prior to the change in control.

Beginning with restricted stock unit award granted in 2009, non-employee directors became eligible to defer the date upon which all or a portion of their restricted stock units will be paid out to either (i) a specified payment date occurring on the third, fifth, seventh or tenth anniversary of the scheduled vesting date or (ii) the date of the termination of their services that occurs after the scheduled vesting date. If the deferral election is chosen, to the extent vested, payment will be made within the 30 day period following the earliest of the following to occur: (i) the elected deferred payment date; (ii) the participant’s death; (iii) the participant’s disability; (iv) the participant’s termination of services (other than as a result of death or disability) or (v) a change in control of the Company. Participants are also permitted to further defer the payment date of their restricted stock units in accordance with Section 409A of the Code for one or more additional periods of at least five years (but not more than ten years) beyond the previously elected deferred payment date.

The Compensation Committee assesses “competitive market” compensation when determining the amount of equity awards to grant non-employee directors. The Compensation Committee reviews non-employee director compensation, including equity awards, against the same peer companies that it uses when evaluating executive officer compensation. The Compensation Committee also reviews, for purposes of determining non-employee director equity awards, the companies with revenues between $8 billion and $12 billion that it reviews for evaluation of executive officer compensation. See “Compensation Structure—Pay Elements—Details—Pay Levels and Benchmarking” under Compensation Discussion and Analysis.

Non-Equity Incentive Plan Compensation

We do not issue non-equity incentive plan compensation to non-employee directors.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

For directors, we do not maintain a qualified defined benefit plan.

Since 2004, non-employee directors have been eligible to defer all or a portion of certain “eligible director fees” under our Non-Employee Director Deferred Compensation Plan into a cash account or a phantom share account. An investment in the cash account is deemed to be invested in cash equivalents based on the Company’s long-term borrowing rate under the Company’s principal credit facility. An investment in the phantom share account is deemed to be invested in a unit measurement called a “phantom share.” A phantom share is the equivalent to one share of our common stock. The cash accounts are distributed in a lump sum cash payment and the phantom share accounts are distributed in our common stock. Shares of our common stock available for issuance under the Non-Employee Director Deferred Compensation Plan are funded from shares of our common stock that are available under our 2015 Non-Employee Director Stock Incentive Plan, and such an award under the Non-Employee Director Deferred Compensation Plan constitutes an “Other Stock-Based Award” under the 2015 Non-Employee Director Stock Incentive Plan. Messrs. Ali, Alperin and Laskawy, Ms. Margulies and Dr. Rekow each participate in the Non-Employee Director Deferred Compensation Plan. Each such non-employee director has elected to defer his or her eligible director fees to the phantom share account. The amounts set forth in the Director Compensation Table above under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” represent the above-market or preferential earnings of the phantom shares allocated to each such director’s account.

Stock Ownership Policy

The Company believes that, to align the interests of the directors of the Company with the interests of the stockholders of the Company, the non-employee directors of the Company should have a financial stake in the Company. In 2018, the Company updated its stock ownership policy for non-employee directors to provide that each non-employee director should own equity in the Company equal to the greater of (i) a minimum of 10,000 shares of Henry Schein, Inc. common stock or (ii) five times the non-employee director annual retainer fee (which annual retainer fee is currently $90,000). Newly appointed non-employee directors will have five years from the date of their initial appointment to comply with the stock ownership policy.

Further, as a guideline, non-employee directors may only sell up to one-half of all vested value above the ownership requirement. “Vested value” is defined as the value of shares of any class of common stock, shares of vested restricted stock units, unexercised vested options (held for at least three years from grant date), warrants or rights to acquire shares of common stock and securities that are convertible into shares of common stock. Also, a non-employee director’s equity in the Company may not be sold until the non-employee director satisfies the Company’s stock ownership policy. In February 2022, the Nominating and Governance Committee revised the definition of equity for purposes of the stock ownership policy calculations for its non-employee directors to (i) exclude unexercised vested options and (ii) include unvested time-based restricted stock units (after netting an estimated amount for taxes, if applicable).

Upon request, the Nominating and Governance Committee may consider whether exceptions should be made for any non-employee director on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Board of Directors.

All non-employee directors are in compliance with the Company’s stock ownership policy.

Anti-Hedging and Anti-Pledging Policies

The Company prohibits hedging or other derivative transactions and pledging of Company stock by its non-employee directors.

Director Retirement Policy

In 2015, upon recommendation of the Nominating and Governance Committee, the Board of Directors adopted a director retirement policy. The Company believes that it benefits greatly from contributions by directors who have had significant prior careers and experiences, and that the value of a director’s continuing contributions (including how such contributions complement the overall diversity and areas of expertise of the full Board of Directors) is a more important factor than a specific age in determining when a highly productive director should retire from the Board of Directors. The Company also recognizes that it is in its interest for directors to retire when that becomes appropriate, as well as the benefit to the Company from adding new directors with new perspectives. The policy provides that the Chairperson of the Nominating and Governance Committee should commence retirement discussions with a director within a few years of approaching his or her 80th birthday. In any event, a director is expected to retire at the end of his or her term during which he or she reaches the age of 80, although this is a general guideline that we expect will be observed in most cases but not a strict requirement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company maintains a formal, written conflict of interest policy that applies to all employees. Additionally, on an ongoing basis, the Audit Committee is required by its charter to review all “related party transactions” (those transactions that are required to be disclosed in this proxy statement by SEC Regulation S-K, Item 404 and under Nasdaq’s rules), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal 2021 were Ms. Derby and Messrs. Alperin and Herring and Dr. Sheares.

During fiscal 2021:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000;

•

none of our executive officers served on the compensation committee (or another board committee performing equivalent functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•

none of our executive officers served on the compensation committee (or another board committee performing equivalent functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), the Company is providing its stockholders the opportunity to cast an advisory vote on the compensation of its named executive officers. This Proposal 2, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on named executive officers’ compensation.

As described in detail in the Compensation Discussion and Analysis beginning on page 17 of this proxy statement, the Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability and to reward them for their performance, the Company’s performance and for creating long-term value for stockholders. The primary objectives of the program are to:

•	align rewards with the achievement of performance goals that enhance stockholder value;

•	support the Company’s strong team orientation;

•	encourage high potential team players to build a career at the Company; and

•	provide rewards that are cost-efficient, competitive with other organizations and fair to employees and stockholders.

The Company seeks to accomplish these goals in a manner that is aligned with the long-term interests of the Company’s stockholders. The Company believes that its executive officer compensation program achieves these goals with its emphasis on long-term equity awards and performance-based compensation, which has enabled the Company to successfully motivate and reward its named executive officers. The Company believes that its compensation program is appropriate and has played an essential role in its continuing financial success by aligning the long-term interests of its named executive officers with the long-term interests of its stockholders.

For these reasons, the Board of Directors recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this Proposal 2 is not binding upon the Company. Notwithstanding the advisory nature of this vote, the Compensation Committee, which is responsible for designing and administering the Company’s executive officer compensation program, values the opinions expressed by stockholders in their vote on this Proposal 2, and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this matter is required to approve this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We are asking stockholders to ratify the selection of BDO USA as our independent registered public accounting firm for the fiscal year ending December 31, 2022. The Audit Committee and the Board of Directors believe that the retention of BDO USA to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. Although ratification is not legally required, the Company is submitting the selection of BDO USA to its stockholders for ratification as a matter of good corporate governance. In the event that this selection of BDO USA is not ratified, the Audit Committee will reconsider the selection. Even if the selection of BDO USA is ratified, the Audit Committee, in its discretion, may change the selection at any time during the fiscal year if it determines that such a change would be in the best interest of the Company and its stockholders. Representatives of BDO USA will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders in attendance.

Independent Registered Public Accounting Firm Fees and Pre-Approval Policies and Procedures

The following table summarizes fees billed to us for fiscal 2021 and for fiscal 2020:

	Fiscal 2021	Fiscal 2020
Audit Fees — Annual Audit and Quarterly Reviews	$7,684,250	$5,709,000
Audit Related Fees	$786,000	$378,000
Tax Fees: —
Tax Advisory Services	$142,500	$191,000
Tax Compliance, Planning and Preparation	$533,000	$400,000
All Other Fees	$105,000	$276,000
Total Fees	$9,250,750	$6,954,000

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid to BDO USA for the audit of our annual financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs, for the audit of our internal control over financial reporting and for services that are normally provided by the independent accountant in connection with statutory and regulatory filings or engagements. “Audit related fees” are fees for assurance and related services, primarily for services in connection with employee benefit plan audits, and consultation on acquisitions. “Tax fees” are fees for tax advisory services, including tax planning and strategy, tax audits and acquisition consulting, tax compliance, tax planning and tax preparation. “All other fees” in fiscal 2021 and 2020 are for real estate advisory services.

The Audit Committee has determined that the provision of all non-audit services by BDO USA is compatible with maintaining such accountant’s independence.

All fees paid by us to BDO USA were approved by the Audit Committee in advance of the services being performed by such independent accountants.

Pursuant to the rules and regulations of the SEC, before our independent registered accounting firm is engaged to render audit or non-audit services, the engagement must be approved by the Audit Committee or entered into pursuant to the Audit Committee’s pre-approval policies and procedures. The policy granting pre-approval to certain specific audit and audit related services and specifying the procedures for pre-approving other services is set forth in the Amended and Restated Charter of the Audit Committee, available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption.

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this matter at the Annual Meeting is required to ratify the selection of BDO USA as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED RATIFICATION OF THE SELECTION OF BDO USA AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31 2022.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Role of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, including the Company’s internal control over financial reporting, the quality of its financial reporting and the independence and performance of the Company’s independent registered public accounting firm. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company about accounting, internal control over financial reporting or auditing matters and confidential and anonymous submission by employees of the Company of concerns about questionable accounting or auditing matters. On an ongoing basis, the Audit Committee reviews all related party transactions (as defined by applicable regulations), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

The Audit Committee is composed of four “independent directors” as that term is defined by the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”). Three of the members of the Audit Committee are “audit committee financial experts,” as defined under the rules of the Securities and Exchange Commission (“SEC”) and each of the members of the Audit Committee is able to read and understand fundamental financial statements, and, as such, satisfy the requirements of Nasdaq’s Rule 5605(c)(2)(A). The Audit Committee operates under a written charter adopted by the Board of Directors, which is in accordance with the Sarbanes-Oxley Act of 2002 and the rules of the SEC and Nasdaq listing standards relating to corporate governance and audit committees. The Audit Committee reviews and reassesses its charter on a periodic and as required basis.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s disclosure controls and procedures as well as its system of internal control over financial reporting. The Company is responsible for evaluating the effectiveness of its disclosure controls and procedures on a quarterly basis and for performing an annual assessment of its internal control over financial reporting, the results of which are reported in the Company’s annual 10-K filing with the SEC.

BDO USA, LLP (“BDO USA”), the Company’s independent registered public accounting firm, audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries in conformity with accounting principles generally accepted in the United States and discusses with management any issues that they believe should be raised with management. BDO USA also audits, and expresses an opinion on the design and operating effectiveness of the Company’s internal control over financial reporting.

The Audit Committee pre-approves audit, audit related and permissible non-audit related services provided by BDO USA. During fiscal 2021, audit and audit related fees consisted of annual financial statement and internal control audit services, accounting consultations, employee benefit plan audits and other quarterly review services. Non-audit related services approved by the Audit Committee consisted of real estate advisory, tax compliance, tax advice and tax planning services.

The Audit Committee meets with management regularly to consider, among other things, the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting. The Audit Committee discusses these matters with the appropriate Company financial personnel and internal auditors. In addition, the Audit Committee has discussions with management concerning the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act to accompany the Company’s periodic filings with the SEC.

On an as needed basis and following each quarterly Audit Committee meeting, the Audit Committee meets privately with both BDO USA and the Company’s internal auditors, each of whom has unrestricted access to the Audit Committee. BDO USA’s ultimate accountability is to the Board of Directors of the Company and the Audit Committee, as representatives of the Company’s stockholders. The Audit Committee is also responsible for the selection of BDO USA, and approves in advance its engagements to perform audit and any non-audit services and the fee for such services.

The Audit Committee annually reviews its independent registered public accounting firm’s performance and independence from management. In addition, when appropriate, the Audit Committee discusses with the independent registered public accounting firm plans for audit partner rotation as required by the Sarbanes-Oxley Act.

Review of the Company’s Audited Financial Statements for Fiscal 2021

The Audit Committee reviewed the Company’s audited financial statements for fiscal 2021, as well as the process and results of the Company’s assessment of internal control over financial reporting. The Audit Committee has also met with management, the internal auditors and BDO USA to discuss the financial statements and internal control over financial reporting. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States, that internal control over financial reporting was effective and that no material weaknesses in those controls existed as of the fiscal year-end reporting date, December 25, 2021.

The Audit Committee has received from BDO USA the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with BDO USA their independence from the Company and its management. The Audit Committee also received reports from BDO USA regarding all critical accounting policies and practices used by the Company, generally accepted accounting principles that have been discussed with management, and other material written communications between BDO USA and management. There were no differences of opinion reported between BDO USA and the Company regarding critical accounting policies and practices used by the Company. In addition, the Audit Committee has also received from, and discussed with, BDO USA the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees). Finally, the Audit Committee has received from, and reviewed with, BDO USA all communications and information concerning its audit of the Company’s internal control over financial reporting as required by the Public Company Accounting Oversight Board Auditing Standard No. 2201.

Based on these reviews, activities and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2021.

THE AUDIT COMMITTEE
Kurt P. Kuehn, Chairperson
Barry J. Alperin
Philip A. Laskawy
Anne H. Margulies

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate by reference this proxy statement or future filings made by the Company under those statutes, the Compensation Committee Report, the information in the Report of the Audit Committee of the Board of Directors contained under the heading “Review of the Company’s Audited Financial Statements for Fiscal 2021,” references to the Audit Committee Charter and reference to the independence of the Audit Committee members are not deemed filed with the SEC, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.

VOTING OF PROXIES AND OTHER MATTERS

The Board of Directors recommends an affirmative vote be cast “FOR” all nominees for election to the Board of Directors listed in Proposal 1 on the proxy card and a vote “FOR” Proposals 2 and 3.

The Board of Directors knows of no other matter that may be brought before the meeting that requires submission to a vote of the stockholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection beginning May 8, 2022 at the Company’s principal place of business. If a state of emergency exists at that time preventing access to the Company’s office during regular business hours, the Company will endeavor to make the list available for inspection upon request via email to investor@henryschein.com. The list of stockholders will be available electronically during the virtual Annual Meeting at www.virtualshareholdermeeting.com/HSIC2022.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 25, 2021 has been filed with the SEC and is available free of charge through our Internet website, www.henryschein.com. Stockholders may also obtain a copy of the Form 10-K upon request via email to investor@henryschein.com. In response to such request, the Company will furnish without charge the Form 10-K including financial statements, financial schedules and a list of exhibits.

STOCKHOLDER PROPOSALS

Eligible stockholders wishing to have a proposal for action by the stockholders at the 2023 Annual Meeting included in our proxy statement pursuant to the SEC’s proxy rules (i.e., Rule 14a-8) must submit such proposal at the principal offices of the Company not later than December 7, 2022. It is suggested that any such proposals be submitted by certified mail, return receipt requested.

Any stockholder intending to include a director nominee in the Company’s proxy materials for the 2023 Annual Meeting pursuant to Article II, Section 12 of our Third Amended and Restated By-laws (i.e., proxy access) should carefully review the requirements for using proxy access, as described in such Section. The Company must receive a stockholder’s nomination, with all required information, between the close of business on November 7, 2022 and the close of business on December 7, 2022.

Under our Third Amended and Restated By-laws, a stockholder who intends to bring a proposal before the 2023 Annual Meeting without submitting such proposal for inclusion in our proxy statement cannot do so unless notice and a full description of such proposal (including all information that would be required in connection with such proposal under the SEC’s proxy rules if such proposal were the subject of a proxy solicitation and the written consent of each nominee for election to the Board of Directors named therein (if any) to serve if elected) and the name, address and number of shares of common stock held of record or beneficially as of the record date for such meeting by the person proposing to bring such proposal before the 2023 Annual Meeting is delivered in person or mailed to, and received by, the Company by the later of March 27, 2023 and the date that is 75 days prior to the date of the 2023 Annual Meeting.

In addition to satisfying the requirements noted above, if a stockholder intends to comply with the SEC’s universal proxy rules (once effective) and to solicit proxies in support of director nominees other than the Company’s nominees, the stockholder must provide notice that includes the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the annual meeting (for the 2023 Annual Meeting, no later than March 20, 2023). If the date of the 2023 Annual Meeting is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2023 Annual Meeting and the 10th calendar day following the date on which public announcement of the date of the 2023 Annual Meeting is first made.

Under the SEC’s proxy rules, proxies solicited by the Board of Directors for the 2023 Annual Meeting may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any stockholder proposal not included in our proxy statement if we do not receive notice of such proposal on or before the deadline set forth in the preceding paragraph.

HENRY SCHEIN, INC. 135 DURYEA ROAD, MAIL STOP E-365 MELVILLE, NY 11747

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 17, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/HSIC2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 17, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D74214-P70205-Z82107 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HENRY SCHEIN, INC.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors Nominees:		For	Against	Abstain
1a.	Mohamad Ali	☐	☐	☐
1b.	Stanley M. Bergman	☐	☐	☐
1c.	James P. Breslawski	☐	☐	☐
1d.	Deborah Derby	☐	☐	☐
1e.	Joseph L. Herring	☐	☐	☐
1f.	Kurt P. Kuehn	☐	☐	☐
1g.	Philip A. Laskawy	☐	☐	☐

1h.	Anne H. Margulies	☐	☐	☐

1i.	Mark E. Mlotek	☐	☐	☐

1j.	Steven Paladino	☐	☐	☐

1k.	Carol Raphael	☐	☐	☐

		For	Against	Abstain

1l.	E. Dianne Rekow, DDS, Ph.D.	☐	☐	☐

1m.	Scott Serota	☐	☐	☐

1n.	Bradley T. Sheares, Ph.D.	☐	☐	☐

1o.	Reed V. Tuckson, M.D., FACP	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Proposal to approve, by non-binding vote, the 2021 compensation paid to the Company’s Named Executive Officers.		☐	☐	☐
3.	Proposal to ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Document, Notice and Proxy Statement, is available at www.proxyvote.com.

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D74215-P70205-Z82107

HENRY SCHEIN, INC.

135 Duryea Road, Melville, New York 11747

This proxy is solicited on behalf of the Board of Directors

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and the Proxy Statement, hereby appoints Stanley M. Bergman and Michael S. Ettinger as proxies, each with the power to act alone and with the power of substitution and revocation, to represent the undersigned and to vote, as designated on the other side, all shares of common stock of Henry Schein, Inc. held of record by the undersigned on March 21, 2022, at the Annual Meeting of Stockholders to be virtually held at 10:00 a.m. EDT on Wednesday, May 18, 2022, at www.virtualshareholdermeeting.com/HSIC2022 and at any adjournments or postponements thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this proxy. The Board of Directors recommends a vote FOR the proposals listed on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THIS PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side